                                                                    Exhibit 99.1

                         SELECTED FINANCIAL INFORMATION

  The following table represents the selected financial information at and for the five years ended December 31, 1998:

                                                                                   Years Ended December 31,
                                                   ---------------------------------------------------------------------------------

(Dollars in thousands, except
 per share amounts)                                     1998           1997*            1996*             1995*            1994*
                                                   ---------------------------------------------------------------------------------

Statement of Operations Data
   Interest income                                   $   124,798   $    98,261      $    71,284       $    60,567     $    46,309
   Interest expense                                       51,180        37,012           24,918            21,184          13,394
                                                    --------------------------------------------------------------------------------

   Net interest income                                    73,618        61,249           46,366            39,383          32,915
   Provision for loan losses                               6,235         7,026            3,029             1,429           2,285
                                                    --------------------------------------------------------------------------------

   Net interest income after provision                    67,383        54,223           43,337            37,954          30,630
    for loan losses
   Other income                                            8,775         7,896            7,444             5,575           5,953
   Nonrecurring - warrant income                             945         1,162                -                 -               -
                                                    --------------------------------------------------------------------------------

   Total other income                                      9,720         9,058            7,444             5,575           5,953
   Operating expenses                                     45,095        40,078           35,292            31,518          27,446
   Other expenses - nonrecurring                           1,341        (1,287)               -             2,135               -
                                                    --------------------------------------------------------------------------------

   Total operating expenses                               46,436        38,791           35,292            33,653          27,446
                                                    --------------------------------------------------------------------------------

   Income before income tax                               30,667        24,490           15,489             9,876           9,137
    expense & merger and other
    related nonrecurring costs
   Income tax expense                                     10,050         8,784            5,735             3,709           3,431
                                                    --------------------------------------------------------------------------------

   Income before merger and                               20,617        15,706            9,754             6,167           5,706
    other related nonrecurring
    costs
   Merger and other related                                1,674         2,282            1,991                 -             608
    nonrecurring costs, net of
   tax
                                                    --------------------------------------------------------------------------------

   Net income                                        $    18,943    $   13,424      $     7,763        $     6,167     $    5,098
                                                    --------------------------------------------------------------------------------


Per Share Data (1)
   Income per share (before
   merger and other related
   nonrecurring costs)
   Basic                                             $      1.90          1.51      $      0.97       $      0.65      $      0.63
   Diluted                                                  1.77          1.40             0.91              0.61             0.59
   Net income per share
   Basic                                             $      1.74   $      1.29      $      0.78       $      0.65      $      0.56
   Diluted                                                  1.63          1.19             0.72              0.56             0.53
   Cash dividends per share (2)                      $      0.38   $      0.30      $      0.22       $      0.20      $      0.11
   Book value per common share                              9.73          8.30             7.47              7.03             6.53
   Shares outstanding at year                         11,004,529    10,659,726       10,185,989         9,752,993        9,147,971
   end
   Average common shares                              10,858,000    10,421,000       10,014,000         9,552,000        9,054,000
    outstanding
   Average common and common                          11,637,000    11,254,000       10,747,000        10,087,000        9,685,000
   equivalent shares outstanding

Performance Ratios
   Return on average assets                                 1.32%         1.36%            1.16%             0.89%           1.10%
   (before merger and other
   related nonrecurring costs)
   (3)
   Return on average common
    shareholders' equity (before
    merger and other related
    nonrecurring costs) (3)                                21.21%        18.70%           13.37%             9.56%          12.28%
   Net interest margin (4)                                  5.10%         5.67%            6.02%             6.22%           6.98%

Balance Sheet Data - At Period
 End
   Assets                                            $ 1,738,189   $ 1,339,750      $ 1,023,111       $   753,188     $   631,809
   Loans, net                                          1,092,603       819,607          631,187           452,587         394,115
   Investment securities                                 357,511       228,715          150,340           154,268         127,603
   Deposits                                            1,478,947     1,178,574          914,101           668,082         547,062
   Subordinated debt                                       3,000         3,000            3,000             3,000               -
   Trust Preferred Securities                             50,000        20,000                -                 -               -
   Common shareholders' equity                           107,041        88,528           76,115            68,572          59,755

Asset Quality Ratios
   Nonperforming assets to                                  0.30%         0.71%            1.71%             2.19%           3.18%
   total loans and OREO
   Allowance for loan losses to                             2.09%         2.14%            1.80%             1.77%           2.06%
   total loans
   Allowance for loan losses to
   non-
   performing assets                                      676.10%       300.88%          105.36%            80.71%          64.69%
   Net (charge-offs) recoveries                            -0.12%        -0.27%           -0.08%            -0.40%          -0.27%
   to average loans

Regulatory Capital Ratios
   Leverage Ratio                                           8.29%         8.50%            7.95%             9.53%           9.74%
   Tier 1 Capital                                          10.48%        10.80%           10.09%            12.48%          12.94%
   Total Capital                                           12.90%        12.35%           11.70%            14.25%          14.25%

*Restated on a historical basis to reflect the mergers between Greater Bay Bancorp and CNB, PBC, PRB (the parent of Golden Gate), PBFC, and Bay Area Bankshares the parent company of Bay Area Bank) on a pooling- of- interests basis.
(1) Restated to reflect 2-for-1 stock split effective as of April 30, 1998.
(2) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Greater Bay's subsidiaries prior to the completion of their mergers with Greater Bay.
(3) Including merger and other related nonrecurring items net of tax of $1.7 million in 1998, $2.3 million in 1997, $2.0 million in 1996 and $608,000 in 1994, ROA for 1998, 1997, 1996, 1995 and 1994 would have been 1.21%, 1.16%,
    0.93%, 0.82% and 0.81%, respectively, and ROE for 1998, 1997, 1996, 1995 and
    1994 would have been 19.48%, 15.98%, 10.64%, 9.48% and 10.89%, respectively.
(4) Net interest margin for 1998, 1997 and 1996 includes the lower spread earned on the PBC Special Deposit (see Note 7 to the Financial Statements for details). Excluding the PBC Special Deposit, net interest margin would have been 5.29%, 5.99% and 6.07% for 1998, 1997 and 1996, respectively.
(5) Includes available for sale securities and held to maturity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  Greater Bay Bancorp ("Greater Bay" on a parent-only basis, and the "Company", on a consolidated basis) was formed as the result of the merger in November 1996 between Cupertino National Bancorp, the former holding company for Cupertino National Bank ("CNB"), and Mid-Peninsula Bancorp, the former holding company for Mid-Peninsula Bank ("MPB"). In December 1997 the Company completed a merger with Peninsula Bank of Commerce ("PBC"), whereby PBC became the third wholly owned banking subsidiary of Greater Bay. In May 1998, the Company completed a merger with Pacific Rim Bancorporation ("PRB"), the holding company for Golden Gate Bank ("Golden Gate"), whereby Golden Gate became the fourth wholly owned banking subsidiary of Greater Bay. In August 1998, the Company completed a merger with Pacific Business Funding Corporation ("PBFC"), which now operates as an operating division of CNB and conducts business under the name Pacific Business Funding. In May 1999, the Company completed a merger with Bay Area Bancshares ("BA Bancshares"), the holding company for Bay Area Bank ("BAB"), whereby BAB became the fifth wholly owned subsidiary of Greater Bay. All mergers were accounted for as a pooling of interests. All of the financial information for the Company for the periods prior to the mergers has been restated to reflect the pooling of interests, as if they occurred at the beginning of the earliest reporting period presented. CNB, MPB, PBC, Golden Gate and BAB are referred to collectively herein as the "Banks." The financial information includes the result of the Company's operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group.

  The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Information" and the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.

Results of Operations

  The Company reported net income of $18.9 million in 1998, a 41.1% increase over 1997 net income of $13.4 million. The net income in 1997 was an 72.9% increase over 1996 income of $7.8 million. Basic net income per share was $1.74 for 1998, as compared to $1.29 for 1997 and $0.78 for 1996. Diluted net income per share was $1.63, $1.19 and $0.72 for 1998, 1997 and 1996, respectively. The return on average assets and return on average shareholders' equity were 1.21% and 19.48% in 1998, compared with 1.16% and 15.98% in 1997 and 0.93% and 10.64%
in 1996, respectively.

  The Company's operating results included merger and other related nonrecurring costs of $2.7 million ($1.7 million net of tax), $3.3 million ($2.3 million net of tax) and $2.8 million ($2.0 million net of tax) in 1998, 1997 and 1996, respectively. The following table summarizes net income, net income per share and key financial ratios before and after merger and other related nonrecurring costs for the years presented:

                                                                                                       After merger and
                                      Before merger and other related nonrecurring costs      other related nonrecurring costs
                                    -----------------------------------------------------   --------------------------------------
(Dollars in thousands, except
 per share amounts)                       1998              1997            1996                1998           1997         1996
------------------------------------------------------------------------------------------------------------------------------------

Net income                              $ 20,617          $ 15,706          $  9,754          $  18,943      $ 13,424    $  7,763
Net income per share:
       Basic                            $   1.90          $   1.51          $   0.97          $    1.74      $   1.29    $   0.78
       Diluted                          $   1.77          $   1.40          $   0.91          $    1.63      $   1.19    $   0.72
Return on average assets                    1.32%             1.36%             1.16%              1.21%         1.16%       0.93%
Return on average shareholders'
 equity                                    21.21%            18.70%            13.37%            19.48%        15.98%      10.64%


  The increase in 1998 net income was the result of significant growth in loans, deposits and trust assets. This growth resulted in increases in net interest income, trust fees, depositors' service fees and other fee income. Operating expense increases required to service and support the Company's growth partially offset the increase in revenues.

  Net income for 1998 and 1997 included $945,000 and $1.2 million, respectively, in warrant income resulting from the warrants received from clients of the Banks. During 1998, the Company donated appreciated warrants to the Greater Bay Bancorp Foundation which triggered the recognition of warrant income of $945,000, net of related employee incentives, and was offset by the donation expense of $1.3 million. The Company also recognized a tax benefit of $551,000 in 1998 from these transactions.

  The increase in net income in 1997 over 1996 was due primarily to increased growth in interest-earning assets. Additionally, warrant income increased to $1.2 million in 1997, compared with $92,000 in 1996. Net income in 1997 also included approximately $1.7 million ($1.0 million net of tax) of a recovery through insurance of a litigation settlement charge incurred in 1995. The increases were partially offset by the growth in operating expenses. In addition, during 1997 the Company increased its allowance for loan losses to 2.14% of total loans from 1.80% of total loans in 1996. The increase in the allowance for loan losses as a percentage of total loans accounted for $2.8 million of the increased provision for loan losses in 1997.

 Net Interest Income

  Net interest income increased 20.2% to $73.6 million in 1998 from $61.2 million in 1997. This increase was primarily due to the $362.2 million, or 33.5%, increase in average interest-earning assets which was partially offset by a 57 basis point decrease in the Company's net yield on interest earning assets. Net interest income increased 32.1% in 1997 from $46.4 million in 1996. This increase was primarily due to the $310.2 million, or 40.3%, increase in average interest-earning assets, which was partially offset by the 35 basis point decrease in the Company's net yield on interest earning assets.

  The Company's net yield on interest earning assets was reduced by the Special Deposit (discussed in Note 7 of the Notes to the Consolidated Financial Statements). The average deposit balances related to the Special Deposit during 1998, 1997 and 1996 were $88.9 million, $93.4 million and $91.3 million, respectively, on which the Company earned a spread of 2.25%. Excluding the Special Deposit, the 1998, 1997 and 1996 net yield on interest earning assets would have been 5.29%, 5.99% and 6.07%, respectively.

  The following table presents, for the years indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.


                                                                     Years Ended December 31,
                                                --------------------------------------------------------------------
                                                                         1998                           1997
                                                -----------------------------------------------  -------------------
                                                                                       Average
                                                      Average                          Yield/          Average
(Dollars in thousands)                              Balance (1)        Interest         Rate         Balance (1)
--------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                       $   99,691         $  5,354          5.37%       $   81,384
 Other short term securities                              96,765            5,454          5.64%           97,586
 Investment securities:
      Taxable                                            294,533           17,911          6.08%          142,981
      Tax-exempt (3)                                      43,364            2,164          4.99%           20,260
 Loans (2)                                               907,877           93,915         10.34%          737,852
                                                      ----------         --------                      ----------
             Total interest-earning
                assets                                 1,442,230          124,798          8.65%        1,080,063
Noninterest-earning assets                               117,296                -                          77,701
                                                      ----------        ---------                      ----------
                  Total assets                         1,559,526          124,798                       1,157,764
                                                      ==========        ---------                      ==========

INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                              817,236           29,377          3.59%          626,477
      Time deposits, over $100,000                       203,687           10,556          5.18%          143,776
      Other time deposits                                 59,911            3,071          5.13%           68,206
                                                      ----------        ---------                        --------
              Total interest-bearing deposits          1,080,834           43,004          3.98%          838,459
Other borrowings                                          76,637            4,981          6.50%           17,449
Subordinated debt                                          3,000              345         11.50%            3,000
Trust Preferred Securities                                31,671            2,850          9.00%           15,000
                                                      ----------        ---------                        --------
               Total interest-bearing
                  liabilities                          1,192,142           51,180          4.29%          873,908
                                                      ----------         --------                        --------
Noninterest-bearing deposits                             252,654                                          188,041
Other noninterest-bearing liabilities                     17,510                                           11,809
Shareholders' equity                                      97,220                                           84,006
                                                      ----------                                         --------
              Total liabilities and
                  shareholders' equity                 1,559,526           51,180                       1,157,764
                                                      ==========         --------                     ===========
                                                                                -
Net interest income                                                        73,618
                                                                         ========
Interest rate spread                                                                       4.36%
Contribution of interest free funds                                                        0.74%
Net yield on interest-earnings                                                             5.10%
    assets(4)


                                                                     Years Ended December 31,
                                                ----------------------------------------------------------------
                                                              1997                           1996
                                                ----------------------------  ----------------------------------
                                                                    Average                             Average
                                                                    Yield/      Average                  Yield/
(Dollars in thousands)                               Interest         Rate     Balance (1)   Interest     Rate
----------------------------------------------------------------------------  ----------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                      $ 4,373       5.37%      $ 70,854      $ 3,987       5.63%
 Other short term securities                           5,287       5.42%        12,669          696       5.49%
 Investment securities:
      Taxable                                          9,170       6.41%       134,154        8,171       6.09%
      Tax-exempt (3)                                   1,153       5.69%        20,824        1,050       5.04%
 Loans (2)                                            78,278      10.61%       531,353       57,380      10.80%
                                                    --------                  --------      -------
             Total interest-earning
                assets                                98,261       9.10%       769,854       71,284       9.26%
Noninterest-earning assets                                 -                    68,153            -
                                                    ---------                 --------       -------
                  Total assets                        98,261                   838,007       71,284
                                                    ---------                 ========       -------

INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                           22,279       3.56%       438,421       14,436       3.29%
      Time deposits, over $100,000                     7,458       5.19%       104,035        5,183       4.98%
      Other time deposits                              3,828       5.61%        67,478        4,125       6.11%
                                                    --------                  --------      -------
              Total interest-bearing deposits         33,565       4.00%       609,934       23,744       3.89%
Other borrowings                                       1,640       9.40%        11,138          829       7.44%
Subordinated debt                                        345      11.50%         3,000          345      11.50%
Trust Preferred Securities                             1,463       9.75%             -            -       0.00%
                                                    --------                  --------      -------
               Total interest-bearing
                  liabilities                         37,012       4.24%       624,072       24,918       3.99%
                                                    --------                  --------      -------
Noninterest-bearing deposits                                                   134,777
Other noninterest-bearing liabilities                                            6,185
Shareholders' equity                                                            72,973
                                                                              --------
              Total liabilities and
                  shareholders' equity                37,012                    838,007       24,918
                                                    --------                   ========      -------
                                                           -                                      -
Net interest income                                    61,249                                 46,366
                                                    =========                                =======
Interest rate spread                                               4.86%                                    5.27%
Contribution of interest free funds                                0.81%                                    0.76%
Net yield on interest-earnings                                     5.67%                                    6.02%
    assets(4)

(1) Nonaccrual loans are excluded from the average balance and only collected interest on accrual loans is included in the interest column.
(2) Loan fees totaling $4.0 million, $4.1 million and $3.0 million are included in loan interest income for 1998, 1997 and 1996, respectively.
(3) Tax equivalent yields earned on the tax exempt securities are 7.19%, 8.39% and 7.40% for the years ended December 31, 1998, 1997 and 1996, respectively, using the federal statutory rate of 34%.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

  The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the years indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).


                                                                  Year Ended December 31, 1998
                                                                Compared with December 31, 1997
                                                                    favorable (unfavorable)
                                                        ----------------------------------------------
(Dollars in thousands) (1)                                 Volume            Rate               Net
-----------------------------------------------------------------------------------------------------------
Interest-earning assets:
Fed funds sold                                          $   984            $    (3)           $   981
Other short term securities                                 (44)               211                167
Investment securities:
      Taxable                                             9,720               (979)             8,741
      Tax-exempt                                          1,315               (304)             1,011
Loans                                                    18,038             (2,401)            15,637
                                                        --------           --------           -------
        Total interest-earning assets                    30,012             (3,475)            26,537
                                                        --------           --------           -------

Interest-bearing liabilities:
Deposits:
      MMDA, NOW and Savings                               6,784                314              7,098
      Time deposits, over $100,000                        3,108                (10)             3,098
      Other time deposits                                  (466)              (291)              (757)
                                                        --------           --------           --------
        Total interest-bearing deposits                   9,426                 13              9,439
Other borrowings                                          5,561             (2,220)             3,341
Trust Preferred Securities                                1,625               (238)             1,387
                                                        --------           --------           --------
        Total interest-bearing liabilities               16,613             (2,445)            14,168
                                                        --------           --------           --------
            Increase (decrease) in net interest income   13,399             (1,030)            12,369
                                                        ========           ========           ========

                                                                  Year Ended December 31, 1997
                                                                Compared with December 31, 1996
                                                                    favorable (unfavorable)
                                                        ----------------------------------------------
(Dollars in thousands) (1)                                 Volume            Rate               Net
------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Fed funds sold                                          $   593            $  (207)           $   386
Other short term securities                               4,665                (74)             4,591
Investment securities:
      Taxable                                               538                461                999
      Tax-exempt                                            (28)               131                103
Loans                                                    22,299             (1,401)            20,898
                                                        --------           --------           --------
        Total interest-earning assets                    28,066            (1,090)             26,977
                                                        --------           --------           --------

Interest-bearing liabilities:
Deposits:
      MMDA, NOW and Savings                               6,192              1,651              7,843
      Time deposits, over $100,000                        1,980                295              2,275
      Other time deposits                                    45               (342)              (297)
                                                        --------           --------           --------
        Total interest-bearing deposits                   8,217              1,604              9,821
Other borrowings                                            470                341                811
Trust Preferred Securities                                  -                1,463              1,463
                                                        --------           --------           --------
        Total interest-bearing liabilities                8,686              3,408             12,094
                                                        --------           --------           --------
            Increase (decrease) in net interest income   19,380             (4,497)            14,883
                                                        ========           ========           ========

(1) The change in interest income and expense not attributable to specific volume and rate changes has been allocated proportionately between the volume and rate changes.

  Interest income in 1998 increased 27.0% to $124.8 million from $98.3 million in 1997. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset, and investment securities. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was partially offset by a decline in the yield earned on average interest-earning assets. Average interest-earning assets increased $362.2 million, or 33.5%, to $1.4 billion in 1998, compared to $1.1 billion in 1997. Of this total increase, average loans increased $170.0 million, or 23.04%, to $907.9 million, or 62.9% of average interest-earning assets, in 1998 from $737.9 million, or 68.32% of average interest-earning assets in 1997. Investment securities, Federal funds sold and other short-term securities, increased 56.1% to $534.4 million, or 37.1% of average interest-earning assets in 1998, from $342.2 million, or 31.7% of average interest-earning assets in 1997.

  The average yield on interest-earning assets declined 45 basis points to 8.65% in 1998 from 9.1% in 1997 primarily due to a decline in the average yield on loans which was caused by increased competition for quality borrowers in the Company's market area and the shift in the mix between lower yielding investments and higher yielding loans. Loans represented approximately 62.9% of total interest-earning assets in 1998 compared to 68.3% in 1997. If loans would have remained at 68.3% of total interest earning assets in 1998, the yield on interest-earning assets would have been 8.90% and the interest rate spread would have been 4.61%. The average yield on loans declined 27 basis points to 10.34% in 1998 from 10.61% in 1997 primarily due to declines in market interest rates.

  Interest expense in 1998 increased 38.3% to $51.2 million from $37.0 million in 1997. This increase was due to greater volumes of interest-bearing liabilities coupled with slightly higher interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 36.4% to $1.2 billion in 1998 from $873.9 million in 1997 due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships and the deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

  During 1998, average noninterest-bearing deposits increased to $252.7 million from $188.0 million in 1997. Due to that increase, noninterest-bearing deposits comprised 18.9% of total deposits at year-end 1998, compared 18.3% at year-end 1997.

  As a result of the foregoing, the Company's interest rate spread declined to 4.36% in 1998 from 4.86% in 1997, and the net yield on interest-earning assets declined in 1998 to 5.10% from 5.67% in 1997.

  Interest income increased 37.8% to $98.3 million in 1997 from $71.3 million in 1996, as a result of the increase in average interest-earning assets offset by a decline in the yields earned. Average interest-earning assets increased 40.3% to $1.1 billion in 1997 from $769.9 million in 1996 principally as a result of increase in loans. The yield on the higher volume of average interest-earning assets declined 16 basis points to 9.10% in 1997 from 9.26% in 1996, primarily as a result of increased competition for loans.

  Interest expense in 1997 increased 48.5% to $37.0 million from $24.9 million in 1996 primarily as a result of the increase in volume of interest-bearing liabilities in addition an increase in rates paid on interest-bearing liabilities. As a result of the utilization of higher cost long term borrowings which provide additional capital to the Company, the average rate paid on average interest-bearing liabilities increased 25 basis points to 4.24% in 1997 from 3.99% in 1996. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 40.0% to $873.9 million in 1997 from $624.1 million in 1996.

  As a result of the foregoing, the Company's interest rate spread declined to 4.86% in 1997 from 5.27% in 1996 and the net yield on interest-earning assets declined to 5.67% in 1997 from 6.02% in 1996.

  Certain client service expenses were incurred by the Company with respect to its noninterest-bearing liabilities. These expenses include messenger services, check supplies and other related items and are included in operating expenses. Had they been included in interest expense, the impact of these expenses on the Company's net yield on interest-earning assets would have been as follows for each of the years presented.


                                                          --------------------------------------------
(Dollars in thousands)                                        1998         1997             1996
------------------------------------------------------------------------------------------------------
Average noninterest bearing demand deposits               $252,654         $188,041         $134,777
Client service expenses                                        563              459              474
Client service expenses, annualized                           0.22%            0.24%            0.35%

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS:
Net yield on interest-earning assets                          5.10%            5.67%            6.02%
Impact of client service expense                             -0.04%           -0.04%           -0.06%
                                                          --------------------------------------------
Adjusted net yield on interest-earning assets (1)             5.07%            5.63%            5.96%
                                                          ============================================

(1) Noninterest-bearing liabilities are included in cost of funds calculations to determine adjusted net yield of spread



  The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its client service expenses.


  Provision for Loan Losses

  The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. The Company performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, the Company makes a provision for loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined. The balance of the provision for loan losses is based on historical data, delinquency trends, economic conditions in the Company's market area and industry averages. Annual fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and ultimate loan losses may vary from current estimates.

  The provision for loan losses in 1998 was $6.2 million, compared to $7.0 million in 1997 and $3.0 million in 1996. In addition, in connection with the mergers, the Company made an additional provision for loan losses of $183,000, $1.4 million and $800,000 in 1998, 1997 and 1996, respectively, to conform to the Companys' reserve allocation methodologies. Although loans outstanding have increased substantially, nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more, declined to $2.3 million, or 0.21% of loans outstanding, at December 31, 1998, from $4.6 million, or 0.54% of loans outstanding, at December 31, 1997 and $9.3 million, or 1.45% of loans outstanding, at December 31, 1996.

  For further information on nonperforming and classified loans and the allowance for loan losses, see--"Nonperforming and Classified Assets" herein.


 Other Income

  Total other income increased to $9.7 million in 1998, compared to $9.1 million in 1997 and $7.4 million in 1996. The following table sets forth information by category of other income for the years indicated.


                                                                   Years Ended December 31,
                                                          ------------------------------------------
(Dollars in thousands)                                     1998             1997             1996
----------------------------------------------------------------------------------------------------
Trust fees                                                $2,473           $2,049           $1,426
ATM network revenue                                        1,946            2,026            1,839
Service charges and other fees                             1,748            1,826            1,640
Gain on sale of SBA loans                                  1,037              883              537
Gain (loss) on investments, net                              374               (5)            (255)
Other income                                               1,197            1,117            2,165
                                                          ------------------------------------------
    Total, recurring                                       8,775           7,896            7,352
Warrant income                                               945           1,162               92
                                                          ------------------------------------------
    Total                                                 $9,720          $9,058           $7,444
                                                          ==========================================


  The increase in other income in 1998 was primarily the result of a $424,000 increase in trust fees, and a $154,000 increase in the gain on sale of SBA loans. The increase in trust fees was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $649.3 million at December 31, 1998, compared to $577.7 million at December 31, 1997. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

  Other income in 1998 included warrant income of $945,000, net of related employee incentives. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived form the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

  The increase in other income in 1997 was primarily the result of $1.1 million increase in warrant income in 1997, a $623,000 increase in trust fees, and a $346,000 increase in the gain on sale of SBA loans. The increase in trust fees was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $577.7 million at year-end 1997, compared to $418.0 million at December 31, 1996. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

Operating Expenses

  The following table sets forth the major components of operating expenses for the years indicated.


                                                                                        Years Ended December 31,
                                                                            -----------------------------------------------
(Dollars in thousands)                                                          1998             1997             1996
---------------------------------------------------------------------------------------------------------------------------
Compensation and benefits                                                      $25,585          $22,961          $19,338
Occupancy and equipment                                                          7,176            6,198            5,381
Professional services and legal costs                                            2,320            2,412            2,130
Contribution to GBB Foundation                                                   1,341             -                -
Client service expenses                                                            563              459              474
ATM network expenses                                                               526              558              628
FDIC insurance and regulatory assessments                                          365              319              169
Expenses on other real estate owned                                                 76              177              175
Recovery of legal settlement                                                      -              (1,700)            -
Other                                                                            8,485            7,407            6,997
                                                                            -----------------------------------------------
    Total operating expenses, excluding merger and other related
            nonrecurring costs                                                 $46,437          $38,792          $35,292
Mergers and other related nonrecurring costs                                     2,661            3,333            2,791
                                                                            -----------------------------------------------
    Total operating expenses                                                   $49,098          $42,125          $38,083
                                                                            ===============================================
Efficiency ratio, excluding trust                                               58.34%           58.99%           69.63%
Efficiency ratio, excluding trust, merger and other related
 nonrecurring costs                                                             55.02%           54.10%           64.26%
Efficiency ratio, excluding trust and nonrecurring items (1)                    53.98%           56.96%           64.26%
Total operating expenses to average assets                                       3.15%            3.64%            4.54%
Total operating expenses to average assets, excluding merger and
 other related nonrecurring costs                                                2.98%            3.35%            4.21%

-------------
(1) Nonrecurring items include warrant income of $945,000, $1.2 million and $92,000 for 1998, 1997 and 1996, respectively, merger and related nonrecurring items of $2.7 million, $3.3 million and $2.8 million for 1998, 1997 and 1996, respectively, and the $1.7 million recovery of legal settlement in 1997.

  Operating expenses totaled $49.0 million for 1998, compared to $42.1 million for 1997 and $38.0 million for 1996. The ratio of operating expenses to average assets was 3.15% in 1998, 3.64% in 1997, and 4.54% in 1996. Excluding these items, operating expense to average assets would have been 2.98% in 1998, 3.35% in 1997 and 4.21% in 1996.

  The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio for 1998 was 58.91%, compared to 59.92% in 1997 and 70.77% in 1996.

  During 1998, Greater Bay established the Greater Bay Bancorp Foundation (the "Foundation"). The Foundation was formed to provide a vehicle through which the Company, its officers and directors can provide support to the communities in which the Company does business. The Foundation focuses its support on initiatives related to education, health and economic growth. To support the Foundation, in 1998 the Company contributed appreciated warrants, which had an unrealized gain of $1.3 million. Concurrently, the Company recorded $1.3 million of expense for the contribution to the Foundation, which is included in other expenses.

  As indicated by the improvements in the efficiency ratio and ratio of total operating expenses to average assets, the Company has been able to achieve increasing economies of scale. In 1998, average assets increased 34.7% from 1997, while operating expenses, excluding nonrecurring cost, increased only 12.5%. From 1996 to 1997, average assets increased 38.2%, while operating expenses, excluding nonrecurring costs increased only 13.6%.

  Compensation and benefits expenses increased in 1998 to $25.6 million, compared to $23.0 million in 1997 and $19.3 million in 1996. The increase in compensation and benefits is due primarily to the additions in personnel made in 1998 and 1997 to accommodate the growth of the Company.

  The increase in occupancy and equipment, client service expense, FDIC insurance and regulatory assessments and other operating expenses was related to the growth in the Company's loans, deposits and trust assets.

Income Taxes

  The Company's effective income tax rate for 1998 was 32.4%, compared to 36.6% in 1997 and 38.8% in 1996. The effective rates were lower than the statutory rate of 41.2% due to tax-exempt income on municipal securities, tax benefit related to the donation of appreciated warrants to the Foundation, as discussed above and were partially offset by non-deductible merger costs.


Financial Condition

  Total assets increased 29.7% to $1.7 billion at December 31, 1998, compared to $1.3 billion at December 31, 1997. Total assets increased 30.9% in 1997 from $1.0 billion at December 31, 1996. The increases in 1998 and 1997 were primarily due to increases in the Company's loan portfolio funded by growth in deposits.


 Loans

  Total gross loans increased 33.2% to $1.1 billion at December 31, 1998, compared to $841.0 million at December 31, 1997. Total gross loans increased 30.2% in 1997 from $646.6 million at year-end 1996. The increases in loan volumes in 1998 and 1997 were primarily due to an improving economy in the Company's market areas coupled with the business development efforts by the Company's relationship managers.

  The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, the Company's borrowers could be adversely impacted by a downturn in these sectors of the economy. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

  The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                                            As of December 31,
                                                     ----------------------------------------------------------------
                                                              1998              1997                 1996
                                                     ----------------------------------------------------------------
(Dollars in thousands)                                   Amount      %       Amount      %        Amount     %
---------------------------------------------------------------------------------------------------------------------
Commercial                                             $  483,668    44.3%   $383,426    46.8%   $322,178    51.0%
Real estate construction and land                         215,274    19.7     137,889    16.8     106,983    16.9
Real estate term                                          332,478    30.4     230,986    28.2     157,114    24.9
Consumer and other                                         88,458     8.1      88,702    10.8      60,325     9.5
                                                     ----------------------------------------------------------------
              Total loans, gross                        1,119,878   102.5     841,003   102.6     646,600   102.3
Deferred fees and discounts, net                           (3,896)   (0.4)     (3,364)   (0.4)     (3,061)   (0.5)
                                                     ----------------------------------------------------------------
              Total loans, net of deferred fees         1,115,982   102.1     837,639   102.2     643,539   101.8
Allowance for loan losses                                 (23,379)   (2.1)    (18,032)   (2.2)    (11,629)   (1.8)
                                                     ----------------------------------------------------------------
               Total loans, net                        $1,092,603   100.0%   $819,607   100.0%   $631,910   100.0%
                                                     ================================================================

                                                                   As of December 31,
                                                     --------------------------------------------
                                                              1995              1994
                                                     --------------------------------------------
(Dollars in thousands)                                  Amount        %       Amount      %
-------------------------------------------------------------------------------------------------
Commercial                                             $239,421      52.8%   $214,504    53.6%
Real estate construction and land                        56,908      12.6      43,330    10.8
Real estate term                                        122,801      27.1     111,401    27.9
Consumer and other                                       44,933       9.9      42,086    10.5
                                                     --------------------------------------------
              Total loans, gross                        464,063     102.4     411,321   102.9
Deferred fees and discounts, net                         (2,505)     (0.6)     (3,031)   (0.8)
                                                     --------------------------------------------
              Total loans, net of deferred fees         461,558     101.8     408,290   102.1
Allowance for loan losses                                (8,199)     (1.8)     (8,465)   (2.1)
                                                     --------------------------------------------
               Total loans, net                        $453,359     100.0%   $399,825   100.0%
                                                     ============================================


  The following table presents the maturity distribution of the Company's commercial, real estate construction and land and real estate term portfolios and the sensitivity of such loans to changes in interest rates at December 31, 1998.

                                                     Real estate
                                                    construction      Real estate
(Dollars in thousands)               Commercial       and land           term
-----------------------------------------------------------------------------------
Loans maturing in:
One year or less:
  Fixed rate                           $ 66,490        $  6,179         $ 18,612
  Variable rate                         211,103         183,401           81,936

One to five years:
  Fixed rate                             20,904            -              38,626
  Variable rate                         101,012          11,751           56,242

After five years:
  Fixed rate                             35,516           2,311           82,882
  Variable rate                          48,644          11,632           54,180
                                    -----------------------------------------------
   Total                               $483,668        $215,274         $332,478
                                    ===============================================


 Nonperforming and Classified Assets

  Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

  The following table sets forth information regarding nonperforming assets at the dates indicated.


                                                                                    As of December 31,
                                                         ------------------------------------------------------------------------
(Dollars in thousands)                                     1998           1997           1996          1995            1994
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
           Nonaccrual loans                                $2,003        $3,344         $ 6,047       $ 5,303        $ 6,801
           Accruing loans past due 90 days or more              -           158           1,471           855          1,518
           Restructured loans                                 327         1,062           1,828         1,530          1,972
                                                         -----------------------------------------------------------------------
                 Total nonperforming loans                  2,330         4,564           9,346         7,688         10,291
Other real estate owned                                       966         1,429           1,691         2,471          2,794
                                                         -----------------------------------------------------------------------
                 Total nonperforming assets                $3,296        $5,993         $11,037       $10,159        $13,085
                                                         ------------------------------------------------------------------------
            Nonperforming assets to total loans
              and other real estate owned                    0.30%         0.71%           1.71%         2.19%          3.18%


  At December 31, 1998, the Company had $2.0 million in nonaccrual loans. Interest income foregone on nonperforming loans outstanding at year-end totaled $121,000, $532,000 and $760,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

  The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At December 31, 1998, OREO acquired through foreclosure had a carrying value of $966,000, compared to $1.4 million at December 31, 1997.

  The Company had $327,000 and $1,062,000 of restructured loans as of December 31, 1998 and 1997, respectively. There were no principal reduction concessions allowed on restructured loans during 1998. Principal reduction concessions totaling

$387,000 were permitted on restructured loans during the year ended December 31, 1997. Interest income from restructured loans totaled $16,000 and $82,000 for the years ended December 31, 1998 and 1997. Foregone interest income, which totaled $11,000 and $10,000 for the years ended December 31, 1998 and 1997, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

  The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:
"substandard," "doubtful" and "loss." Substandard loans have one or more defined weakness and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectible and its continuance as an asset is not warranted.

  The following table sets forth the classified assets at the dates indicated.


                                                                      As of December 31,
                                                            --------------------------------------
(Dollars in thousands)                                          1998        1997        1996
--------------------------------------------------------------------------------------------------
Substandard                                                   $12,515     $15,733      $ 8,993
Doubtful                                                        1,188       1,894        3,809
Loss                                                                -          49          231
Other real estate owned                                           966       1,429        1,691
                                                            --------------------------------------
     Classified assets                                        $14,669     $19,105      $14,724
                                                            ======================================
Classified assets to total loans and other real
   estate owned                                                 1.31%       2.28%       2.29%
Allowance for loan losses to total classified assets          159.38%      94.38%      78.98%


  With the exception of these classified assets, management was not aware of any loans outstanding as of December 31, 1998 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

Allowance For Loan Losses

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio and economic conditions in the Company's market areas. See "Provision for Loan Losses" herein. The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

  The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the years indicated.

(Dollars in thousands)                                        1998            1997           1996             1995           1994
------------------------------------------------------------------------------------------------------------------------------------

Period end loans outstanding                                $1,119,878       $841,003       $645,877        $463,292       $410,994
Average loans outstanding:                                     907,877       $737,852       $531,354        $424,186       $328,741
Allowance for loan losses:
Balance at beginning of period                                  18,032       $ 11,629       $  8,199        $  8,465       $  7,077
Charge-offs:
           Commercial                                           (1,295)        (1,550)          (693)         (1,187)          (800)

           Real estate construction and land                        (7)          (243)          (127)           (410)          (388)

           Real estate term                                          -            (54)           (84)              -              -
           Consumer and other                                     (194)          (227)          (192)           (483)          (169)

                                                            ------------------------------------------------------------------------

                 Total charge-offs                              (1,496)        (2,074)        (1,096)         (2,080)        (1,357)

                                                            ------------------------------------------------------------------------

Recoveries:
           Commercial                                              391             90            371             223            394
           Real estate construction and land                         -              -            283               3              1
           Real estate term                                          -              1             24               -             48
           Consumer and other                                       34              9             19             159             17
                                                            ------------------------------------------------------------------------

                 Total recoveries                                  425            100            697             385            460
                                                            ------------------------------------------------------------------------

            Net charge-offs                                     (1,071)        (1,974)          (399)         (1,695)          (897)

Provision charged to income (1)                                  6,418          8,377          3,829           1,429          2,285
                                                            ------------------------------------------------------------------------

Balance at end of period                                    $   23,379       $ 18,032       $ 11,629        $  8,199       $  8,465
                                                            ------------------------------------------------------------------------

Net recoveries (charge-offs) to average loans outstanding
   during the period                                            -0.12%         -0.27%         -0.08%          -0.40%         -0.27%
Allowance as a percentage of average loans outstanding           2.58%          2.44%          2.19%           1.93%          2.57%
Allowance as a percentage of period end loans outstanding        2.09%          2.14%          1.80%           1.77%          2.06%
Allowance as a percentage of non-performing loans            1,003.39%        395.09%        124.43%         106.65%         82.26%

(1) Includes $183,000, $1.4 million and $800,000 in 1998, 1997 and 1996, respectively, to conform to the Companys' practices for reserve methodologies. These amounts are included in mergers and related nonrecurring costs.


  Management considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the allowance for loan losses. Although management believes that the allowance for loan losses is adequate to provide for both potential losses and estimated inherent losses in the portfolio, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio and if the economy declines or asset quality deteriorates, additional provisions could be required.

  The table as follows provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                       ---------------------------------------------------------------------------------------------

                                          1998                    1997                   1996                  1995
                                       ---------------------------------------------------------------------------------------------

                                                  % of Category           % of Category         % of Category         % of Category
                                                    to Gross                to Gross               to Gross             to Gross
(Dollars in thousands)                   Amount       Loans      Amount       Loans     Amount      Loans     Amount     Loans
------------------------------------------------------------------------------------------------------------------------------------

Commercial                               $ 9,221      43.19%     $ 6,145     45.59%    $ 4,503      49.83%    $ 3,163     51.59%
Real estate construction and land          2,104       19.22       1,329     16.40       1,887      16.55       1,201     12.26
Real estate term                           2,129       29.69       1,724     27.47       1,269      24.30       1,275     26.46
Consumer and other                         1,629        7.90         915     10.54       1,226       9.32         918      9.69
                                       ---------------------------------------------------------------------------------------------

Total allocated                           15,083                  10,113                 8,885                  6,557
Unallocated                                8,296                   7,919                 2,744                  1,642
                                       ---------------------------------------------------------------------------------------------

   Total                                 $23,379      100.00%    $18,032    100.00%    $11,629     100.00%    $ 8,199    100.00%
                                       =============================================================================================



                                        --------------------------------
                                            1994
                                        --------------------------------
                                                        % of Category
                                                          to Gross
(Dollars in thousands)                     Amount          loans
------------------------------------------------------------------------
Commercial                                $  4,331          52.15%
Real estate construction and land            1,280          10.53
Real estate term                             1,074          27.08
Consumer and other                             778          10.24
                                        --------------------------------
Total allocated                              7,463
Unallocated                                  1,002
                                        --------------------------------
  Total                                   $  8,465         100.00%
                                        ================================

  At December 31, 1998, the allowance for credit losses was $23.4 million, consisting of a $15.1 million allocated allowance and a $8.3 million unallocated allowance. The unallocated allowance is composed of two elements. The first element consists of an amount up to 20% of the allocated allowance which recognizes the model and estimation risk associated with the allocated allowances. The second element is based upon management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following conditions that existed December 31, 1998:

  . Specific industry conditions within portfolio segments, particularly involving the high technology sector and the impact of foreign economic forces upon that sector;

  .  Seasoning of the loan portfolio and growth in loan volumes;

  . The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas;

  . Credit quality trends, including trends in nonperforming loans expected to result from changes in existing conditions; and

  . The results of bank regulatory examinations and the findings of our internal credit examiners.

  The Officers' Loan Committee reviews these conditions quarterly in discussion with our senior relationship managers. If any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of this condition may be reflected as an allocated allowance applicable to this credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss concerning this condition is reflected in the unallocated allowance.

  The allowance for credit losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed for these losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The historical loss analysis, which reviews the losses over 1, 3 and 5 year periods, and evaluations of the current business cycle and economic conditions are used to establish the loan loss factors for problem graded loans which are designed to be self-correcting by taking into account our recent loss experience. Similarly, by basing the pass graded loan loss factors on historical loss experience, the methodology is designed to take our recent loss experience into account. Loan loss factors are adjusted quarterly based upon the level of net chargeoffs expected by management in the next twelve months. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors that affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

  The Company recorded provisions in 1998 to bring the allowance for credit losses to a level deemed appropriate by management based upon management's application of the loan loss allowance methodology discussed above. In particular, in the assessment as of December 31, 1998, management focused on factors affecting elements of the high technology sector and the impact of foreign economic forces upon that sector, including seasoning of the loan portfolio coupled with growth in loan volumes and the strength and duration of the current business cycle coupled with existing general economic and business conditions affecting our key lending areas.

 Investment Securities

  The Company's investment portfolio is managed to meet the Company's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions and a modest amount of equity securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock. The Company does not include federal funds sold and certain other short-term securities as investment securities. These other investments are included in cash and cash equivalents. Investment securities classified as available for sale are recorded at fair market value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity for available for sale securities.

  The amortized cost and estimated market value of investment securities at December 31, 1998 and 1997 is as follows:

                                                                        Gross             Gross
As of December 31, 1998                           Amortized           Unrealized        Unrealized        Market
(Dollars in thousands)                              Cost                Gains             Losses          Value
--------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                      $  4,408            $   26            $   -             $  4,434
   U.S. agency notes                                29,125                23               (2)              29,146
   Mortgage-backed securities                      154,260               990              (67)             155,183
   Tax-exempt securities                            32,952               563                -               33,515
   Corporate securities                             35,517                60             (597)              34,980
                                                  ------------------------------------------------------------------------
      Total securities available for sale          256,262             1,662             (666)             257,258
                                                  ------------------------------------------------------------------------
HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                         1,764                 2               (2)               1,764
   U.S. agency notes                                28,495                22              (58)              28,459
   Mortgage-backed securities                       36,191               174             (202)              36,163
   Tax-exempt securities                            27,759               760              (15)              28,504
                                                  ------------------------------------------------------------------------
      Total securities held to maturity             94,209               958             (277)              94,890
                                                  ------------------------------------------------------------------------
                                                         -                 -                -                    -
Other securities                                     6,044                 -                -                6,044
                                                  ------------------------------------------------------------------------
            Total investment securities            356,515             2,620             (943)             358,192
                                                  ------------------------------------------------------------------------

As of December 31, 1997                           Amortized            Unrealized       Unrealized        Market
(Dollars in thousands)                              Cost                 Gains            Losses          Value
--------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                      $ 10,095             $   52           $  (2)            $ 10,145
   U.S. agency notes                                39,346                 52             (63)              39,335
   Mortgage-backed securities                      103,027                357            (187)             103,197
   Tax-exempt securities                             7,018                199              (5)               7,212
   Corporate securities                              7,568                 62               -                7,630
                                                  ------------------------------------------------------------------------
      Total securities available for sale          167,054                722            (257)             167,519
                                                  ------------------------------------------------------------------------
HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                           501                  1               -                  502
   U.S. agency notes                                22,307                205             (12)              22,500
   Mortgage-backed securities                       19,970                344             (11)              20,303
   Tax-exempt securities                            15,845                512             (53)              16,304
                                                  ------------------------------------------------------------------------
      Total securities held to maturity             58,623              1,062             (76)              59,609
                                                  ------------------------------------------------------------------------
Other securities                                     2,573                  -               -                2,573
                                                  ------------------------------------------------------------------------
            Total investment securities            228,250              1,784            (333)             229,701
                                                  ------------------------------------------------------------------------

  The tax effected net unrealized gain on available for sale securities was $579,000 as of December 31, 1998. The following table shows the amortized cost and estimated market value of the Company's investment securities by maturity at December 31, 1998.

                                                                    2000        2004
                                                                   Through     Through       2009 and
(Dollars in thousands) (1)                             1999         2003        2008        Thereafter   Total
----------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                           $ 4,308     $   100     $     -      $      -    $  4,408
   U.S. agency notes (2)                                16,333           -      12,792             -      29,125
   Mortgage-backed securities (3)                            -       4,306       8,941       141,013     154,260
   Tax-exempt securities                                     -       1,601       4,561        26,790      32,952
   Corporate securities                                  4,016         991           -        30,510      35,517
                                                  --------------------------------------------------------------
      Total securities available for sale               24,657       6,998      26,294       198,313     256,262
                                                  --------------------------------------------------------------
   Market value                                        $24,704     $ 7,076     $26,601      $198,877    $257,258
                                                  --------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                             1,764           -           -             -       1,764
   U.S. agency notes (2)                                 3,005      23,990       1,500             -      28,495
   Mortgage-backed securities (3)                        1,265       6,053       8,508        20,365      36,191
   Tax-exempt securities                                 1,462       3,598       5,252        17,447      27,759
                                                  --------------------------------------------------------------
      Total securities held to maturity                  7,496      33,641      15,260        37,812      94,209
                                                  --------------------------------------------------------------
   Market value                                          7,541      33,714       8,447        45,188      94,890
                                                  --------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                         $32,153     $40,639     $41,554      $236,125    $350,471
                                                  --------------------------------------------------------------
   Total market value                                  $32,245     $40,790     $35,048      $244,065    $352,148
                                                  --------------------------------------------------------------
   Weighted average yield-total portfolio                 5.73%       5.74%       5.25%         6.84%       6.23%
                                                  --------------------------------------------------------------

(1) Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.
(2) Certain notes issued by U.S. Agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.

  For additional information concerning the investments portfolio, see Note 3 of Notes to Consolidated Financial Statements.

 Deposits

  The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $1.5 billion at December 31, 1998, an increase of 25.5% compared to deposits of $1.2 billion at December 31, 1997. In 1997, deposits increased 28.9% from $914.1 million at December 31, 1996. The increase in deposits was primarily due to the continued marketing efforts directed at commercial business clients in the Company's market areas, coupled with an increase in deposits related to business development activities of the Greater Bay Trust Company and the Venture Banking Group.

  PBC holds $89.6 million in one demand deposit account (the "Special
Deposit"). The Special Deposit represents the proposed settlement of a class action lawsuit not involving the Company. Due to the uncertainty of the time the Special Deposit will remain with PBC, management has invested a significant portion of the proceeds from this deposit in agency securities with maturities of less than 90 days. As previously discussed, the interest rate spread on the Special Deposit was approximately 2.25%, which resulted in a decrease in overall interest rate spreads.

  Noninterest-bearing demand deposit accounts increased 21.9% to $302.0 million at December 31, 1998, compared to $247.7 million a year earlier.

  Money market deposit accounts ("MMDA"), negotiable order of withdrawal accounts ("NOW") and savings accounts reached $922.6 million at year-end 1998, an increase of 36.6% from $675.6 million at December 31, 1997. MMDA, NOW and savings accounts were 62.4% of total deposits at December 31, 1998, as compared to 57.3% at December 31, 1997.

  Time certificates of deposit totaled $254.4 million, or 17.2% of total deposits, at December 31, 1998, compared to $255.2 million, or 21.7% of total deposits, at December 31, 1997. Note 7 of the Notes to the Consolidated Financial Statements presents the maturity distribution of time certificates of deposits at December 31, 1998.

  As of December 31, 1997, the Company had $10.0 million in brokered deposits outstanding. There were no such deposits as of December 31, 1998.

  For additional information concerning deposits, see Note 7 of Notes to Consolidated Financial Statements.


 Other Borrowings

  Other borrowings consisted of Federal Funds purchased and securities sold under agreements to repurchase, Federal Home Loan advances, and promissory notes. Note 9 of the Notes to the Consolidated Financial Statements provides the amounts outstanding, the short and long term classification, the weighted interest rate and the general terms of these borrowings.


 Liquidity and Cash Flow

  The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sell securities under agreements to repurchase and borrow overnight federal funds. In 1997 the Company issued $20.0 million in Trust Preferred Securities ("TPS") to enhance its regulatory capital base, while also providing added liquidity. In 1998, the Company completed a second offering of TPS in an aggregate amount of $30.0 million. Greater Bay invested $15.0 million of the net proceeds in the Company's subsidiary banks to increase their capital level. The Company intends to use the remaining net proceeds for general corporate purposes or to provide additional capital to the Banks, as it is needed. Under applicable regulatory guidelines, $35.7 million of the TPS qualifies as Tier I capital, and the remaining portion qualifies as Tier 2 capital. As the Company's shareholders' equity increases, the amount of the additional TPS that will count as Tier I capital will increase.

  Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At December 31, 1998, the Banks had approximately $24.6 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of December 31, 1998, Greater Bay did not have any material commitments for capital expenditures.

  Net cash provided by operating activities, consisting primarily of net income, totaled $23.0 million for 1998, $17.5 million for 1997 and $12.2 million for 1996. Cash used for investing activities totaled $435.7 million in 1998, $272.5 million in 1997 and $180.3 million in 1996. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

  For the year ended December 31, 1998, net cash provided by financing activities was $372.0 million, compared to $296.1 million in 1997 and $260.1 million in 1996. Historically, the primary financing activity of the Company has been through deposits. In 1998, 1997 and 1996, deposit gathering activities generated cash of $300.4 million, $264.5 million and $245.5 million, respectively. This represents a total of 80.7%, 89.3% and 94.4% of the financing cash flows for 1998, 1997 and 1996, respectively. The increase in financing activities other than deposits are a result of the Company entering into $70.0 million in long-term low cost borrowing agreements in 1998, and the issuance of TPS of $30.0 million and $20.0 million in 1998 and 1997, respectively, which were issued principally to provide capital to the Company (see Capital Resources--below).


 Capital Resources

  Shareholders' equity at December 31, 1998 increased to $107.0 million from $88.5 million at December 31, 1997 and from $76.1 million at December 31, 1996. Greater Bay paid dividends of $0.40, $0.43 and $0.25 per share in December 31, 1998, 1997 and 1996, respectively. In 1998, PBFC made a distribution of $1.2 million to its shareholders. In 1997, PBC declared an annual dividend of $3.20 per share, PRB declared and paid a dividend of $100,000 to its sole shareholder and PBFC made a distribution of $208,000 to its shareholders. In 1996, Cupertino National Bancorp declared and paid a dividend of $0.10 per share, PBC declared an annual dividend of $1.35 per share and PBFC made a distribution of $227,000 to its shareholders.

  The Company has provided a substantial portion of its capital requirements through the retention of earnings. The Company supplemented its capital base by issuing $30.0 million of TPS in 1998 and $20.0 million of TPS in 1997, which, subject to certain limitations, qualify as Tier 1 capital.

  A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

  At December 31, 1998, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although certain banking organizations are expected to exceed that amount by 1.0% or more, depending on their circumstances.

  Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at December 31, 1998 and the two highest levels recognized under these regulations are as follows.

                                             Tier 1           Total
                            Leverage       Risk-Based       Risk-Based
                             Ratio        Capital Ratio    Capital Ratio
-----------------------------------------------------------------------------

Company                      8.01%           10.12%           13.01%
Well-capitalized             5.00%            6.00%           10.00%
 Adequately capitalized      4.00%            4.00%            8.00%


  The Company's leverage ratio was 8.01% at December 31, 1998, compared to 8.6% at December 31, 1997. At December 31, 1998, the Company's risk-based capital ratios were 10.12% for Tier 1 risk-based capital and 13.01% for total risk-based capital, compared to 10.93% and 12.48%, respectively, as of December 31, 1997. These ratios all exceeded the well-capitalized guidelines shown above.

  In addition, at December 31, 1997, each of the Banks had levels of capital that exceeded the well-capitalized guidelines. For additional information on the capital levels and capital ratios of the Company and each of the Banks, see Note 17 of Notes to Consolidated Financial Statements.

  The Company anticipates that the economic and business conditions in its market areas will continue to expand in 1999, resulting in continued growth in earnings and deposits. To support this continuing growth or future acquisition opportunities, it may be necessary for the Company to raise additional capital through the sale of either debt or equity securities in order for the Company and each of the Banks to remain well-capitalized under applicable regulations.


 Quantitative and Qualitative Disclosures about Market Risk

  The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve see "--Allowance for Loan Losses" herein.

  Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

  The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in NPV in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to NPV and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

  In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (7 years to 10 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities.

  Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for core deposit valuations and off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in NPV for these rate shock levels as of December 31, 1998. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.


                                            Projected Change
Change in                               --------------------------
Interest Rates                 NPV        Dollars     Percentage
------------------------------------------------------------------
100 basis point rise        $116,954       4,856        4.2%
Base scenario               $114,884           -        0.0%
100 basis point decline     $117,639      (5,198)      -4.4%

  The preceding table indicates that at December 31, 1998, in the event of a sudden and sustained increase in prevailing market interest rates, the Company's NPV would be expected to increase.

  NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

  Computation of forecasted effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should be not relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

  Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the NPV. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.


 Interest Rate Risk Management

  Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

  The following table shows interest sensitivity gaps for different intervals as of December 31, 1998.

                          Immediate   2 Days To  7 Months to  1 Year to 4 Years     More than   Total Rate    Non-Rate
(Dollars in thousands)    or One Day  6 Months   12 Months    3 Years   to 5 Years  5 Years     Sensitive     Sensitive    Total
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks   $    386   $      -   $     -   $      -     $      -    $      -    $      386    $  69,197   $   69,583
Fed funds sold              62,800          -         -          -            -           -        62,800            -       62,800
Investment securities      111,994     27,916    46,099     97,375       17,810     128,239       429,433            -      429,433
Other securities                 -          -         -          -            -           -             -        5,654        5,654
Loans                      653,122    277,431    36,774     65,716       22,737      63,545     1,119,325          553    1,119,878
Loan losses/unearned fees        -          -         -          -            -           -             -      (27,275)     (27,275)
Other assets                     -          -         -          -            -           -             -       78,116       78,116
                          ---------------------------------------------------------------------------------------------------------
  Total assets            $828,302   $305,347   $82,873   $163,091     $ 40,547    $191,784    $1,611,944    $ 126,245   $1,738,189
                          ---------------------------------------------------------------------------------------------------------

Liabilities and Equity
Deposits                  $926,134   $220,932   $34,495   $ 19,818     $    668    $     32    $1,202,079    $ 276,868   $1,478,947
Other borrowings                 -          -    40,635     34,450            -           -        75,085            -       75,085
Subordinated debt                -          -         -          -        3,000           -         3,000            -        3,000
Trust preferred securities       -          -         -          -            -      50,000        50,000            -       50,000
Other liabilities                -          -         -          -            -           -             -       24,116       24,116
Shareholders' equity             -          -         -          -            -           -             -      107,041      107,041
                          ---------------------------------------------------------------------------------------------------------
    Total liabilities
     and equity           $926,134   $220,932   $75,130   $ 54,268     $  3,668    $ 50,032    $1,330,164    $ 408,025   $1,738,189
                          ---------------------------------------------------------------------------------------------------------
Gap                       $(97,832)  $ 84,415   $ 7,743   $108,823     $ 36,879    $141,752    $  281,780    $(281,780)           -
Cumulative Gap            $(97,832)  $(13,417)  $(5,674)  $103,149     $140,028    $281,780    $  281,780    $       -            -
Cumulative Gap/total
 assets                      -5.63%     -0.77%    -0.33%      5.93%        8.06%      16.21%        17.80%           -            -


  The foregoing table indicates that the Company had a one year gap of $(5.7) million, or (0.33)% of total assets, at December 31, 1998. In theory, this would indicate that at December 31, 1998, $5.7 million more in liabilities than assets would reprice if there was a change in interest rates over the next 365 days. Thus, if interest rates were to increase, the gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

  The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of December 31, 1998, the analysis indicates that the Company's net interest income would increase a maximum of 10.2% if rates rose 200 basis points immediately and would decrease a maximum of 11.2% if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest-bearing liabilities.

  In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

  Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.


 Year 2000 Compliance

  State of Readiness

  The Company has undertaken a major project to ensure that its internal operating systems will be fully capable of processing year 2000 transactions. This project is overseen by the Greater Bay Year 2000 Project Team (the "Year 2000 Project Team"), which reports monthly progress to the Company's Board of Directors.

  The Company is determining the potential impact of the year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date-sensitive. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The Company utilizes a number of computer programs across its entire operation.

  The initial phase of the project was to assess and identify all internal business processes requiring modification and to develop comprehensive renovation plans as needed. This phase was largely completed in mid-1998. The second phase was to execute those renovation plans and begin testing systems by simulating year 2000 data conditions. This phase was largely completed in 1998. Final testing and implementation is planned to be completed during the first half of 1999.

  The Company relies upon third-party software vendors and service providers for substantially all of its electronic data processing and does not operate any proprietary programs which are critical to the Company's operations. Thus, the focus of the Company is to monitor the progress of its primary software providers towards compliance with year 2000 issues and prepare to test actual data of the company in simulated processing of future sensitive dates.

  As well as evaluating its own internal operating systems, the Company has also initiated discussions with its major customers and suppliers as to their ability to meet year 2000 requirements. The Year 2000 Project Team previously has identified and sought information from significant third party suppliers regarding their year 2000 compliance. Suppliers providing system interdependencies also have been identified, and testing with such suppliers also will occur during this phase of the project. The Year 2000 Project Team continues to work with all targeted suppliers to determine their year 2000 status. As of this time, the Year 2000 Project Team has not identified any significant issues with the identified suppliers.

  The Company also has identified customers who have a material relationship with the Company and requested such customers to complete a year 2000 survey, which will be used by the Company to assess the overall risk to the Company resulting from such customers' year 2000 compliance.


  Costs to Address the Year 2000 Issue

  The Company has budgeted anticipated expenditures of $300,000 to $500,000 in 1998 and 1999 to ensure that its systems are ready for processing information in the year 2000. The Company estimates that it has incurred out-of-pocket expenses of approximately $146,000 in 1998 in connection with year 2000 issues. In addition, the Company has incurred certain costs relating to reallocation of internal resources to address year 2000 issues. The Company expects that the cost of remedial action for its noncompliant year 2000 IT systems will not be material.

  The Company has not completed its assessment of the year 2000 issue, but currently believes that costs of addressing it will not have a material adverse impact on the Company's financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.


  Risks Presented by the Year 2000 Issue

  As the Company continues to assess the year 2000 issue, it may identify systems that present a year 2000 risk. In addition, if any third-party software vendors and service providers upon who the Company relies fail to appropriately address their year 2000 issues, such failure could have a material adverse effect on the Company's business, financial condition and operating results.

  Should the Company and/or its significant suppliers fail to timely identify, address and correct material year 2000 issues, such failure could have a material adverse impact on the Company's ability to operate. The range of adverse impacts may include the requirement to pay significant overtime to manually process certain transactions and added costs to process certain banking activity through a centralized administrative function. In addition, if corrections made by such suppliers to address year 2000 issues are incompatible with the Company's systems, the year 2000 issue could have a material adverse impact on the Company's operations.

  Despite the Company's activities in regards to the year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations and business prospects.


  Contingency Plans

  The Year 2000 Project Team currently is in the process of developing contingency plans for year 2000 readiness. The Company has engaged a third party company, which specializes in developing contingency plans for financial institutions for year 2000, to assist the Company in analyzing the impact of year 2000 on its business. This business impact analysis was completed in 1998 and the Company's contingency plans for year 2000 readiness currently are substantially complete. There can be no assurance, however, that such contingency plans will be successful.


 Recent Events

  On May 24, 1999 the Company completed a merger with Bay Area Bancshares ("BA Bancshares"), the holding company of Bay Area Bank, a California state charted bank ("BAB"). Per the agreement provides for BA Bancshares shareholders received approximately 1,399,000 shares of Greater Bay stock, in a tax-free exchange accounted for as a pooling-of-interests. Following the transaction, the shareholders of BA Bancshares will own approximately 12.7% of the combined company. As of December 31, 1998 BA Bancshares had $155.3 million in assets, $136.4 million in deposits, and $14.4 million in shareholders' equity. BAB's office is located in Redwood City, California. The combined Company, on a pro-forma basis had total assets of approximately $1.7 billion and equity of over $107.0 million at December 31, 1998.

  The transaction is anticipated to be accretive to the Company's core earnings in 1999 based on anticipated reductions in operating expenses and revenue enhancements resulting from an expanded product line, increased lending capacity and an increased market awareness that can be utilized by BAB. Management of each of the organizations believe that significant opportunities exist to enhance the spectrum of financial services offered to both existing and future clients of BAB while also increasing market penetration in the San Francisco Peninsula market areas.


 Recent Accounting Developments

  In July 1998, the Financial Accounting Standards Board reconfirmed its decision to review the accounting for business combinations. That approach includes considering either adopting one method to account for business combinations or reducing the difference in accounting outcomes between the pooling and purchase methods rather than just modifying the conditions specific for pooling-of-interests accounting.

  The Board issued an Invitation to Comment on a position paper entitled, Methods of Accounting for Business Combinations: Recommendation of the G4+1 for Achieving Convergence, on December 15, 1998, in order to solicit comments on certain issues that will be addressed by the Board as part of its business combinations project. This position paper concludes that the use of a single method of accounting is preferable and that the purchase method is the appropriate method to use. As such there is a possibility that the pooling of interests method of accounting that the Company has used to account for its previous mergers may not be available at some point in the future. A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in the accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                                As of December 31,
                                                                                     -----------------------------------
(Dollars in thousands)                                                                        1998*             1997*
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                     $   69,583        $   64,631
Federal funds sold                                                                              62,800            82,500
Other short term securities                                                                     77,576           103,549
                                                                                     -----------------------------------
       Cash and cash equivalents                                                               209,959           250,680
Investment securities:
    Available for sale, at fair value                                                          257,258           167,519
    Held to maturity, at amortized cost (fair value 1998: $94,890
      1997: $59,609)                                                                            94,209            58,623
    Other securities                                                                             6,044             2,573
                                                                                     -----------------------------------
       Investment securities                                                                   357,511           228,715
Total loans:
    Commercial                                                                                 483,668           383,426
    Real estate construction and land                                                          215,274           137,889
    Real estate term                                                                           332,478           230,986
    Consumer and other                                                                          88,458            88,702
    Deferred loan fees and discounts                                                            (3,896)           (3,364)
                                                                                     -----------------------------------
       Total loans, net of deferred fees                                                     1,115,982           837,639
    Allowance for loan losses                                                                  (23,379)          (18,032)
                                                                                     -----------------------------------
       Total loans, net                                                                      1,092,603           819,607
Property, premises and equipment                                                                11,380             9,151
Interest receivable and other assets                                                            66,736            31,597
                                                                                     -----------------------------------
                Total assets                                                                $1,738,189        $1,339,750
                                                                                     ===================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits                                                                              $1,478,947        $1,178,574
Other borrowings                                                                                75,085            33,355
Subordinated debt                                                                                3,000             3,000
Company obligated mandatorily redeemable cumulative trust preferred
  securities of subsidiary trusts holding solely junior subordinated debentures                 50,000            20,000
Other liabilities                                                                               24,116            16,293
                                                                                     -----------------------------------
              Total liabilities                                                              1,631,148         1,251,222
                                                                                     -----------------------------------

Commitments and contingencies

SHAREHOLDERS' EQUITY
    Preferred stock, no par value: 4,000,000 shares authorized;
      none issued                                                                                    -                 -
    Common stock, no par value: 24,000,000 shares authorized;
      11,004,529 and 10,659,726 shares issued and outstanding as of
      December 31, 1998 and 1997, respectively**                                                62,179            57,005
    Accumulated other comprehensive income (loss)                                                  (98)              221
    Retained earnings                                                                           44,960            31,302
                                                                                     -----------------------------------
              Total shareholders' equity                                                       107,041            88,528
                                                                                     -----------------------------------
                Total liabilities and shareholders' equity                                  $1,738,189        $1,339,750
                                                                                     ===================================

 *Restated on a historical basis to reflect the mergers with Pacific Rim
  Bancorporation, Pacific Business Funding Corporation, and Bay Area Bankshares on a pooling of interests basis.
**Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998.

See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           Years Ended December 31,
                                                                                --------------------------------------------
(Dollars in thousands, except per share amounts)                                      1998*          1997*          1996*
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                                     $ 93,915        $78,278        $57,379
Interest on investment securities:
   Taxable                                                                              17,911          9,170          8,171
   Tax - exempt                                                                          2,164          1,153          1,051
                                                                                --------------------------------------------
          Total interest on investment securities                                       20,075         10,323          9,222
Other interest income                                                                   10,808          9,660          4,683
                                                                                --------------------------------------------
    Total interest income                                                              124,798         98,261         71,284
                                                                                --------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                    43,004         33,565         23,744
Interest on long term borrowings                                                         6,752          2,165            370
Interest on other borrowings                                                             1,424          1,282            804
                                                                                --------------------------------------------
          Total interest expense                                                        51,180         37,012         24,918
                                                                                --------------------------------------------
             Net interest income                                                        73,618         61,249         46,366
Provision for loan losses                                                                6,235          7,026          3,029
                                                                                --------------------------------------------
             Net interest income after provision for loan losses                        67,383         54,223         43,337
                                                                                --------------------------------------------
OTHER INCOME
Trust fees                                                                               2,473          2,049          1,426
ATM network revenue                                                                      1,946          2,026          1,839
Service charges and other fees                                                           1,748          1,826          1,640
Gain on sale of SBA loans                                                                1,037            883            537
Warrant income                                                                             945          1,162             92
Gain (loss) on sale of investments, net                                                    374             (5)          (255)
Other income                                                                             1,197          1,117          2,165
                                                                                --------------------------------------------
    Total other income                                                                   9,720          9,058          7,444
                                                                                --------------------------------------------
OPERATING EXPENSES
Compensation and benefits                                                               25,585         22,961         19,338
Occupancy and equipment                                                                  7,176          6,198          5,381
Merger and other related nonrecurring costs                                              2,661          3,333          2,791
Contribution to GBB Foundation                                                           1,341              -              -
Recovery of legal settlement                                                                 -         (1,700)             -
ATM network expenses                                                                       526            558            628
Other expenses                                                                          11,809         10,775          9,945
                                                                                --------------------------------------------
      Total operating expenses                                                          49,098         42,125         38,083
                                                                                --------------------------------------------
         Net income before provision for income taxes                                   28,005         21,156         12,698
Provision for income taxes                                                               9,062          7,732          4,935
                                                                                --------------------------------------------
             Net income                                                               $ 18,943        $13,424        $ 7,763
                                                                                ============================================
Net income per share - basic**                                                        $   1.74        $  1.29        $  0.78
                                                                                ============================================
Net income per share - diluted**                                                      $   1.63        $  1.19        $  0.72
                                                                                ============================================

 *Restated on a historical basis to reflect the mergers with Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation, and Bay Area Bankshares on a pooling of interests basis.
**Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998. See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                Years Ended December 31,
                                                                                      ---------------------------------------------
(Dollars in thousands)                                                                1998*             1997*           1996*
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $18,943           $13,424         $7,763
                                                                                      ---------------------------------------------
Other comprehensive income (loss):
      Unrealized gains on securities:
             Unrealized holding gains arising during period (net of taxes of $420, $157 and $323 for the years ended December 31,
                  1998, 1997 and 1996, respectively)                                      578               313            447
             Less: reclassification adjustment for gains (losses) included in net income (net of taxes of $154, $(2)  and $(105) for the years ended December 31, 1998, 1997  and 1996,
                  respectively)                                                           220                (3)          (150)
                                                                                      ---------------------------------------------
      Net change                                                                          358               316            597

      Cash flow hedge:
             Cummulative transition effect of adopting SFAS No. 133
                  (net of taxes of $(744) as of October 1, 1998                        (1,063)                -              -
             Change in market value of hedge during the period
                  (net of taxes of $294 for the year ended December 31, 1998)             418                 -              -

             Less: reclassification adjustment for swap settlements
                  in net income (net of taxes of $(23) for the year ended
                  December                                                                (32)                -              -
                   31, 1998)
                                                                                      ---------------------------------------------
      Net change                                                                         (677)                -              -

            Other comprehensive income (loss)                                            (319)              316            597
                                                                                      ---------------------------------------------

                 Comprehensive income                                                 $18,624           $13,740         $8,360
                                                                                      =============================================

*Restated on a historical basis to reflect the mergers with Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation, and Bay Area Bankshares on a pooling of interests basis. See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                   Accumulated             Total
                                                               Common Stock       Preferred Stock     Other                Share-
For the years ended December 31, 1998, 1997 and 1996        -------------------------------------- Comprehensive Retained  holders'
(Dollars in thousands, except per share amounts)            Shares**    Amount   Shares**  Amount  Income(Loss)  Earnings  Equity
-----------------------------------------------------------------------------------------------------------------------------------
Greater Bay Bancorp, prior to pooling                        7,364,692  $40,108                     $(609)      $12,885   $ 52,384
Shares issued to Pacific Rim Bancorporation
  shareholders                                                 950,748    8,000                         -             -      8,000
Pacific Rim Bancorporation accumulated other
  comprehensive income and retained earnings prior
  to pooling                                                         -        -                       (93)          338        245
Shares issued to Pacific Business Funding Corporation
  shareholders                                                 298,000       51                         -             -         51
Pacific Business Funding Corporation retained earnings
   prior to pooling                                                           -                         -          (185)      (185)
Shares issued to Bay Area Bancshares shareholders            1,139,553    4,053     1,387     10        -             -      4,063
Bay Area Bancshares retained earnings prior to pooling                                                  10        4,005      4,015
                                                            -----------------------------------------------------------------------
   Balance, December 31, 1995, restated to reflect pooling   9,752,993   52,212     1,387     10      (692)      17,043     68,573

Net income                                                           -        -                          -        7,764      7,764
Other comprehensive income, net of taxes                             -        -                        597            -        597
Stock options exercised, including related tax benefit         399,789    1,773                          -            -      1,773
Stock issued in Employee Stock Purchase Plan                    21,264      137                          -            -        137
401(k) employee stock purchase                                  10,556       87                          -            -         87
Preferred stock converted to common                              1,387       10    (1,387)       (10)                            -
Cash dividend $0.25 per share (1)                                    -        -         -          -     -       (2,814)    (2,814)
                                                            -----------------------------------------------------------------------
     Balance, December 31, 1996*                            10,185,989   54,219         -          -   (95)      21,993     76,117

Net income                                                           -        -                          -       13,424     13,424
Other comprehensive income, net of taxes                             -        -                        316            -        316
Stock options exercised, including related tax benefit         407,265    2,548                          -            -      2,548
Stock issued in Employee Stock Purchase Plan                    30,320      347                          -            -        347
401(k) employee stock purchase                                  36,152      531                          -            -        531
Cash dividend $0.41 per share (1)                                    -        -                          -       (4,755)    (4,755)
                                                            -----------------------------------------------------------------------
     Balance, December 31, 1997*                            10,659,726   57,645                        221       30,662     88,528
Net income                                                           -        -                          -       18,943     18,943
Other comprehensive loss, net of taxes                               -        -                       (319)           -       (319)
Stock options exercised, including related tax benefit         278,650    3,718                         -             -      3,718
Stock issued in Employee Stock Purchase Plan                    29,670      656                         -             -        656
401(k) employee stock purchase                                  36,483    1,060                         -             -      1,060
Cash dividend $0.47 per share (1)                                    -        -                         -        (5,545)    (5,545)
                                                           -----------------------------------------------------------------------
     Balance, December 31, 1998*                            11,004,529  $63,079                      $(98)      $44,060   $107,041
                                                           =======================================================================

(1) Excluding dividends paid by Greater Bays subsidiaries prior to the completion of their mergers with Greater Bay, Greater Bay paid dividends of $0.40, $0.43 and $0.25 per share in December 31, 1998, 1997 and 1996, respectively. In 1998, Pacific Business Funding Corporation made a distribution of $1.2 million to its shareholdersand BA Bancshares declared and paid a dividend of $408,000. In 1997, Peninsula Bank of Commerce declared an annual dividend of $3.20 per share, Pacific Rim Bancorporation declared and paid a dividend of $100,000 to its sole shareholder and Pacific Business Funding Corporation made a distribution of $208,000 to its shareholders and BA Bancshares declared and paid a dividend of $334,000. In 1996, Cupertino National Bancorp declared and paid a dividend of $0.10, Peninsula Bank of Commerce declared an annual dividend of $1.35 per share and Pacific Business Funding Corporation made a distribution of $227,000 to its shareholders.

* Restated on a historical basis to reflect the mergers with Cupertino National Bancorp, Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation and Bay Area Bancshares on a pooling of interests basis.

** Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998. See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Years Ended December 31,
                                                                           --------------------------------------------------
(Dollars in thousands)                                                          1998*               1997*               1996*
-----------------------------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                                  $  18,943           $  13,424           $   7,763
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                                   6,235               7,026               3,029
    Depreciation and amortization                                               2,024               1,990               1,756
    Deferred income taxes                                                      (2,020)             (4,200)             (1,382)
    (Gain) loss on sale of investments, net                                      (374)                  5                 255
    (Gain) loss on sale of other assrts                                             -                   -                  (2)
    Proceeds from sale of loans held for sale                                       -                 735                  49
    Changes in:
        Accrued interest receivable and other assets                           (9,061)             (8,675)             (1,577)
        Accrued interest payable and other liabilities                          6,674               6,903               1,930
        Deferred loan fees and discounts, net                                     532                 303                 352
                                                                            ---------           ---------           ---------
Operating cash flows, net                                                      22,953              17,511              12,173
                                                                            ---------           ---------           ---------

Cash flows - investing activities
Maturities and partial paydowns on of investment securities:
    Held to maturity                                                           61,591              28,993              28,626
    Available for sale                                                        441,778              48,645              33,490
Purchase of investment securities:
    Held to maturity                                                          (97,743)            (15,343)            (31,698)
    Available for sale                                                       (725,442)           (150,740)            (54,269)
    Other securities                                                           (3,401)                  -                   -
Proceeds from sale of available for sale securities                           195,863              14,598              31,430
Loans, net                                                                   (280,095)           (195,554)           (185,461)
Investment in other real estate owned                                               -                (500)              1,266
Purchase of property, premises and equipment                                   (4,735)             (2,596)             (3,419)
Purchase of insurance policies                                                (23,480)                  -                (240)
                                                                            ---------           ---------           ---------
Investing cash flows, net                                                    (435,664)           (272,497)           (180,275)
                                                                            ---------           ---------           ---------
Cash flows - financing activities
Net change in deposits                                                        300,372             264,473             245,514
Net change in other borrowings - short term                                   (26,006)             10,830              14,150
Proceeds from other borrowings - long term                                     70,000               3,025               2,015
Principal repayment - long term borrowings                                     (2,265)               (865)               (775)
Proceeds from company obligated madatorily redeemable                               -                   -                   -
  preferred securities of subsidiary trusts holding solely junior                   -                   -                   -
  subordinated debentures                                                      30,000              20,000                   -
Proceeds from sale of common stock                                              5,434               3,426               1,997
Cash dividends                                                                 (5,545)             (4,755)             (2,813)
                                                                            ---------           ---------           ---------
Financing cash flows, net                                                     371,990             296,134             260,088
                                                                            ---------           ---------           ---------
Net change in cash and cash equivalents                                       (40,721)             41,148              91,986
Cash and cash equivalents at beginning of period                              250,680             209,532             117,546
                                                                            ---------           ---------           ---------
Cash and cash equivalents at end of period                                  $ 209,959           $ 250,680           $ 209,532
                                                                            =========           =========           =========

Cash flows - supplemental disclosures
Cash paid during the period for:
    Interest                                                                $  49,922           $  36,630           $  24,895
                                                                            =========           =========           =========
    Income taxes                                                            $  11,855           $  12,485           $   6,469
                                                                            =========           =========           =========
Non-cash transactions:
    Additions to other real estate owned                                    $     450           $   1,723           $     817
                                                                            =========           =========           =========

*Restated on a historical basis to reflect the mergers with Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation, and Bay Area Bankshares on a pooling of interests basis. See notes to consolidated financial statements.

                              GREATER BAY BANCORP
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Years Ended December 31, 1998, 1997 and 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

    Greater Bay Bancorp ("Greater Bay," on a parent-only basis, and the "Company" on a consolidated basis) is a California corporation and bank holding company that was incorporated on November 14, 1984 as San Mateo County Bancorp. The name was changed to Mid-Peninsula Bancorp on October 7, 1994 as a result of the merger between Mid-Peninsula Bank and San Mateo County Bancorp and its wholly owned subsidiary, WestCal National Bank. The name was further changed to Greater Bay Bancorp on November 27, 1996 as a result of the merger between Mid-Peninsula Bancorp and Cupertino National Bancorp (see Note 2). Upon consummation of the merger with Cupertino National Bancorp, Greater Bay became a multi-bank holding company for two wholly owned subsidiaries. On December 23, 1997 the Company merged with Peninsula Bank of Commerce, adding a third wholly owned banking subsidiary to the group. On May 8, 1998, the Company merged with Pacific Rim Bancorporation ("PRB"), the former holding company of Golden Gate Bank ("Golden Gate"), adding a fourth wholly owned banking subsidiary to the group. On May 21, 1999, the Company merged with Bay Area Bancshares ("BA Bancshares"), the former holding company of Bay Area Bank ("BAB"), adding a fifth wholly owned banking subsidiary of the group. The five wholly owned bank subsidiaries are Mid-Peninsula Bank ("MPB"), Cupertino National Bank
("CNB"), Peninsula Bank of Commerce ("PBC"), Golden Gate and BAB, collectively the "Banks." On August 31, 1998, the Company merged with Pacific Business Funding Corporation ("PBFC"). Subsequent to the completion of the merger the assets and liabilities of PBFC were assigned to CNB. PBFC has been reformed as an operating division of CNB and conducts business under the name Pacific Business Funding.

    MPB commenced operations in October 1987 and is a state chartered bank regulated by the Federal Reserve Bank ("FRB") and Department of Financial Institutions of the State of California ("DFI"). CNB commenced operations in May 1985 and is a national banking association regulated by the Office of the Comptroller of Currency ("OCC"). PBC commenced operations in September 1981 and is a state chartered bank regulated by the FRB and the DFI. Golden Gate commenced operations in 1976 and is a state chartered bank regulated by the FRB and the DFI.

    On March 3, 1997 GBB Capital I, a statutory business trust, was formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS") (see Note 8) and using the proceeds from the sale of the TPS to acquire Junior Subordinated Debentures issued by Greater Bay. On May 18, 1998 GBB Capital II, a statutory business trust, was formed for the exclusive purpose of issuing and selling additional TPS and using the proceeds from the sale of the TPS to acquire Junior Subordinated Debentures issued by Greater Bay.

    The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Bruno, San Francisco and Walnut Creek.

 Consolidation and Basis of Presentation

    The supplemental consolidated financial statements include the accounts of Greater Bay and its wholly owned subsidiaries, MPB, CNB, PBC, Golden Gate, BAB, GBB Capital I and GBB Capital II and its operating divisions Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1998 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.

 Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996


Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold and agency securities with original maturities of less than ninety days. Generally, federal funds are sold for one-day periods. As discussed in Note 7, PBC holds $89.6 million in one demand deposit account whose funds are comprised of proceeds from a lawsuit settlement. Due to the uncertainty of the time this special deposit (the "Special Deposit") will remain with PBC, management has invested a significant portion of the proceeds in agency securities with maturities of less than 90 days. Those securities have been classified as cash and equivalents. MPB, CNB, PBC, and Golden Gate are required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of their deposit accounts. At December 31, 1998, the required combined reserves totaled approximately $19.4 million.

 Investment Securities

  The Company classifies its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investment securities classified as held to maturity are reported at amortized cost; available for sale securities are reported at fair value with net unrealized gains and losses reported (net of taxes) as a component of shareholders' equity. The Company does not have any trading securities.

  A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Required investments in Federal Reserve Bank and Federal Home Loan Bank stocks for MPB, CNB, PBC, and Golden Gate are recorded at cost.

 Loans

  Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

  Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest in not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is generally reversed and amortization of deferred loan fees is discontinued. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

  The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

  When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



 Sale and Servicing of Small Business Administration ("SBA") Loans

  The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of the majority of the loans to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

  Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method.

 Allowance for Loan Losses

  The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 ("SFAS No. 114 and No. 118"), on January
1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, 1) the present value of expected cash flows at the loan's effective interest rate, 2) the loan's observable market price, or 3) the fair market value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage and/or consumer installment loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

  The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, industry and geographic concentrations, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors.

  Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.

 Other Real Estate Owned

  Other real estate owned ("OREO") consists of properties acquired through foreclosure and is stated at the lower of carrying value or fair value less estimated costs to sell. Development and improvement costs relating to the OREO are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on the disposition of OREO are included in other income.

 Property, Premises and Equipment

  Property, premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is determined by asset classification, as follows:

    Buildings................................................    40 years
    Building Improvements....................................    10 years
    Furniture and fixtures...................................     7 years
    Automobiles..............................................     5 years
    Computer equipment.......................................   2-5 years
    Other equipment..........................................   5-7 years

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



  Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the asset, which is generally 10 years.

 Income Taxes

  Deferred incomes taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

 Derivatives and Hedging Activities

  The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), effective October 1, 1998. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect-type adjustment of $1,063,000 in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. There were no net gains or losses on derivatives that had been previously deferred or gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items.

  All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Changes in the fair value of a derivative that is highly effective as--and that is designated and qualifies as--a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

  The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

  When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item;
(2) the derivative expires or is sold, terminated, or exercised; or (3) management determines that designation of the derivative as a hedge instrument is no longer appropriate. In these situations where hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings. All gains or losses that were accumulated in other comprehensive income will be recognized immediately in earnings upon the discontinuance of hedge accounting.

 Comprehensive Income

  On January 1, 1998, the Company adopted SFAS No. 130, "Reporting
Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:

                                                                                                   Accumulated
                                                                                                      Other
                                  Unrealized Gains                 Cash Flow                      Comprehensive
(Dollars in thousands)              on Securities                   Hedges                        Income (Loss)
-----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1997          $221                           $   -                            $ 221
Current period change                 358                            (677)                            (319)
                             ------------------------------------------------------------------------------------------
Balance - December 31, 1998          $579                           $(677)                           $ (98)
                             ------------------------------------------------------------------------------------------

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



 Per Share Data

  Net income per share is stated in accordance with SFAS No. 128 "Earnings per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options. All years presented include the effect of the 2-for-1 stock split effective as of April 30, 1998.

  The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 1998, 1997 and 1996.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996

                                                                               For the year ended December 31, 1998
                                                         -------------------------------------------------------------------------
                                                                  Income                    Shares                  Per Share
(Dollars in thousands, except per share amounts)                (Numerator)              (Denominator)                Amount
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                      $  18,943

Basic net income per  share:
   Income available to common shareholders                         18,943                10,857,952                 $  1.74

Effect of dilutive  securities:
   Stock options                                                        -                   779,284                       -
                                                         -------------------------------------------------------------------------
Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                      $  18,943                11,637,235                 $  1.63
                                                         -------------------------------------------------------------------------

                                                                               For the year ended December 31, 1997
                                                         -------------------------------------------------------------------------
                                                                  Income                   Shares                   Per Share
(Dollars in thousands, except per share amounts)                (Numerator)              (Denominator)                Amount
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                      $  13,424

Basic net income per share:
   Income available to common shareholders                         13,424                10,420,562                 $  1.29

Effect of dilutive securities:
   Stock options                                                        -                   833,295                       -
                                                         -------------------------------------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                      $  13,424                11,253,857                 $  1.19
                                                         -------------------------------------------------------------------------

                                                                               For the year ended December 31, 1996
                                                         -------------------------------------------------------------------------
                                                                  Income                    Shares                  Per Share
(Dollars in thousands, except per share amounts)                (Numerator)              (Denominator)                Amount
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                      $   7,763               $         -

Basic net income per share:
   Income available to common shareholders                          7,763                10,013,995                 $  0.78

Effect of dilutive securities:
   Stock options                                                        -                   732,616                       -
                                                         -------------------------------------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                      $   7,763               $10,746,611                 $  0.72
                                                         -------------------------------------------------------------------------

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



  There were options to purchase 51,000 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the year ended December 31, 1998. There were no options that were considered anti-dilutive during the years ended December 31, 1997 and 1996.

  Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 1996 merger with Cupertino National Bancorp at a 0.81522 conversion ratio, the 1997 merger with PBC at a
0.96550 conversion ratio, the 1998 mergers with PRB and PBFC at a total of 950,748 and 298,000 shares, respectively, and the 1999 merger with BA Bancshares at a 1.38682 conversion ratio.


 Segment Information

  In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131".) SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach.
The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

NOTE 2--MERGERS

  On May 21, 1999 BA Bancshares, the former holding company of BAB, merged with and into the Company. Upon consummation of the merger, the outstanding shares of BAB were converted into an aggregate of 1,399,000 shares of the Company stock. The stock was issued to former BA Bancshares shareholders in a tax-free exchange accounted for as a pooling-of-interests.

  On August 31, 1998, PBFC, an asset-based specialty finance company merged with and into the Company. Upon consummation of the merger, the outstanding shares of PBFC were converted into an aggregate of 298,000 shares of the Company's stock. The stock was issued to former PBFC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

  On May 8, 1998, PRB, the former holding company of Golden Gate, merged with and into the Company. Upon consummation of the merger, the outstanding shares of PRB were converted into an aggregate of 950,748 shares of the Company's stock. The stock was issued to former PRB's sole shareholder in a tax-free exchange accounted for as a pooling-of-interests.

  On December 23, 1997, the Company consummated a merger with PBC. Pursuant to terms of the merger agreement, the Company issued approximately 664,000 shares (approximately 1,328,000 shares, as adjusted to reflect the 2-for-1 stock split) of its common stock in exchange for the outstanding common stock of PBC at an exchange ratio of 0.9655 of the Company's common stock for each share of PBC's common stock. The merger was accounted for as a pooling-of-interests.

  On November 27, 1996, the Company consummated a merger with Cupertino National Bancorp. Pursuant to the terms of the merger agreement, the Company issued approximately 1,586,000 shares (approximately 3,172,000 shares, as adjusted for the 2-for-1 stock split) of its common stock in exchange for the outstanding common stock of Cupertino National Bancorp at an exchange ratio of 0.81522 of the Company's common stock for each share of Cupertino National Bancorp's common stock. The merger was accounted for as a pooling-of-interests.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996


The following table sets forth the separate results of operations for Greater Bay, PBC, PRB, PBFC and BA Bancshares for the periods indicated:

Years ended December 31,                          Net Interest Income         Net Income
                                                  -------------------     -------------------
1998
Greater Bay                                                   $65,448                   $16,578
BA Banchshares                                                  8,170                     2,365
                                                  -------------------       -------------------
   Combined                                                   $73,618                   $18,943
                                                  ===================       ===================
1997
Greater Bay                                                   $47,776                   $10,013
PRB                                                             4,750                       996
PBFC                                                            1,942                       610
BA Bancshares                                                   6,781                     1,805
                                                  -------------------       -------------------
   Combined                                                   $61,249                   $13,424
                                                  ===================       ===================

1996
Greater Bay                                                   $28,824                   $ 3,503
PBC                                                             6,149                     1,835
PRB                                                             4,039                       541
PBFC                                                            1,492                       469
BA Bancshares                                                   5,862                     1,415
                                                  -------------------       -------------------
   Combined                                                   $46,366                   $ 7,763
                                                  ===================       ===================


  In all mergers, certain reclassifications were made to conform to the Company's financial presentation. The results of operations previously reported by the separate enterprises for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

  The following table sets forth the composition of the operations of the Company and PBFC, PRB and PBC for the periods indicated.

                                                          PBFC                         PRB                      PBC
                                                    Six months ended            Three months ended       Nine months ended
(Dollars in thousands)                                June 30, 1998               March 31, 1998         September 30, 1997
------------------------                          -------------------         --------------------       -----------------

Net interest income:
   Greater Bay Bancorp                                        $30,077                      $13,366                 $27,922
   Acquired entity                                              1,154                        1,285                   6,851
                                                  -------------------         --------------------       -----------------
   Combined                                                   $31,231                      $14,651                 $34,773
                                                  ===================         ====================       =================

Provision for loan
 losses:
   Greater Bay Bancorp                                        $ 2,243                      $   866                 $ 5,287
   Acquired entity                                                100                           70                     105
                                                  -------------------         --------------------       -----------------
   Combined                                                   $ 2,343                      $   936                 $ 5,392
                                                  ===================         ====================       =================

Net income:
   Greater Bay Bancorp                                        $ 6,628                      $ 3,646                 $ 6,097
   Acquired entity                                                344                           60                   2,573
                                                  -------------------         --------------------       -----------------
   Combined                                                   $ 6,972                      $ 3,706                 $ 8,670
                                                  ===================         ====================       =================


  The following table sets forth the composition of the combined operations of Mid-Peninsula Bancorp and Cupertino National Bancorp for the period indicated.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996


                                         Three months ended
(Dollars in thousands)                   September 30, 1996
-----------------------------------------------------------
Net Interest Income:
  Mid-Peninsula Bancorp                       $  8,878
  Cupertino National Bancorp                    11,487
                                              --------
   Combined                                   $ 20,365
                                              ========
Provision for loan losses:
  Mid-Peninsula Bancorp                       $    427
  Cupertino National Bancorp                       864
                                              --------
   Combined                                   $  1,291
                                              ========

Net income:
  Mid-Peninsula Bancorp                       $  2,373
  Cupertino National Bancorp                     1,548
                                              --------
   Combined                                   $  3,921
                                              ========


  There were no significant transactions between the Company and PBFC, the Company and PRB, the Company and PBC or between Mid-Peninsula Bancorp and Cupertino National Bancorp prior to the mergers. All intercompany transactions have been eliminated.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



NOTE 3--INVESTMENT SECURITIES

  The amortized cost and estimated market value of investment securities is summarized below:


                                                                            Gross                Gross
As of December 31, 1998                                 Amortized         Unrealized           Unrealized           Market
(Dollars in thousands)                                    Cost              Gains                Losses              Value
-------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                $  4,408              $   26                $   -          $  4,434
   U.S. agency notes                                          29,125                  23                   (2)           29,146
   Mortgage-backed securities                                154,260                 990                  (67)          155,183
   Tax-exempt securities                                      32,952                 563                    -            33,515
   Corporate securities                                       35,517                  60                 (597)           34,980
                                                   ----------------------------------------------------------------------------
      Total securities available for sale                    256,262               1,662                 (666)          257,258
                                                   ----------------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                   1,764                   2                   (2)            1,764
   U.S. agency notes                                          28,495                  22                  (58)           28,459
   Mortgage-backed securities                                 36,191                 174                 (202)           36,163
   Tax-exempt securities                                      27,759                 760                  (15)           28,504
                                                   ----------------------------------------------------------------------------
      Total securities held to maturity                       94,209                 958                 (277)           94,890
                                                   ----------------------------------------------------------------------------
                                                                   -                   -                    -                 -
Other securities                                               6,044                   -                    -             6,044
                                                   ----------------------------------------------------------------------------
            Total investment securities                      356,515               2,620                 (943)          358,192
                                                   ----------------------------------------------------------------------------

As of December 31, 1997                                 Amortized         Unrealized          Unrealized            Market
(Dollars in thousands)                                    Cost              Gains               Losses               Value
-------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                $ 10,095              $   52                $  (2)         $ 10,145
   U.S. agency notes                                          39,346                  52                  (63)           39,335
   Mortgage-backed securities                                103,027                 357                 (187)          103,197
   Tax-exempt securities                                       7,018                 199                   (5)            7,212
   Corporate securities                                        7,568                  62                    -             7,630
                                                   ----------------------------------------------------------------------------
      Total securities available for sale                    167,054                 722                 (257)          167,519
                                                   ----------------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                     501                   1                    -               502
   U.S. agency notes                                          22,307                 205                  (12)           22,500
   Mortgage-backed securities                                 19,970                 344                  (11)           20,303
   Tax-exempt securities                                      15,845                 512                  (53)           16,304
                                                   ----------------------------------------------------------------------------
      Total securities held to maturity                       58,623               1,062                  (76)           59,609
                                                   ----------------------------------------------------------------------------

Other securities                                               2,573                   -                    -             2,573
                                                   ----------------------------------------------------------------------------
            Total investment securities                      228,250               1,784                 (333)          229,701
                                                   ----------------------------------------------------------------------------

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



  The following table shows amortized cost and estimated market value of the Company's investment securities by year of maturity as of December 31, 1998.

                                                                       2000        2004
                                                                     Through     Through     2009 and
(Dollars in thousands) (1)                                 1999        2003        2008     Thereafter      Total
-----------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                            $ 4,308     $   100     $     -      $      -    $  4,408
   U.S. agency notes (2)                                 16,333           -      12,792             -      29,125
   Mortgage-backed securities (3)                             -       4,306       8,941       141,013     154,260
   Tax-exempt securities                                      -       1,601       4,561        26,790      32,952
   Corporate securities                                   4,016         991           -        30,510      35,517
                                                   --------------------------------------------------------------
      Total securities available for sale                24,657       6,998      26,294       198,313     256,262
                                                   --------------------------------------------------------------
   Market value                                         $24,704     $ 7,076     $26,601      $198,877    $257,258
                                                   --------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                              1,764           -           -             -       1,764
   U.S. agency notes (2)                                  3,005      23,990       1,500             -      28,495
   Mortgage-backed securities (3)                         1,265       6,053       8,508        20,365      36,191
   Tax-exempt securities                                  1,462       3,598       5,252        17,447      27,759
                                                   --------------------------------------------------------------
      Total securities held to maturity                   7,496      33,641      15,260        37,812      94,209
                                                   --------------------------------------------------------------
   Market value                                           7,541      33,714       8,447        45,188      94,890
                                                   --------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                          $32,153     $40,639     $41,554      $236,125    $350,471
                                                   --------------------------------------------------------------
   Total market value                                   $32,245     $40,790     $35,048      $244,065    $352,148
                                                   --------------------------------------------------------------
   Weighted average yield-total portfolio                  5.73%       5.74%       5.25%         6.84%       6.23%
                                                   --------------------------------------------------------------

(1) Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.
(2) Certain notes issued by U.S. Agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual mat urity dates.
(3) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.


  Investment securities with a carrying value of $108.0 million and $38.8 million were pledged to secure deposits, borrowings and for other purposes as required by law or contract at December 31, 1998 and 1997, respectively.

  Investments in the FRB and the FHLB are required in order to maintain membership and support activity levels.

  Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 1998, 1997 and 1996 are presented below:

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996





(Dollars in thousands)                                     1998                 1997                1996
--------------------------------------------------------------------------------------------------------------
Proceeds from sale of
   available for sale
   securities                                                 $195,863              $14,598            $31,430
Available for sale
   securities-gains (losses) (1)                              $    374              $    (5)           $  (255)

(1) Includes $466,000 of charges in 1996 to conform accounting practices, which is included in merger and other related nonrecurring costs.

NOTE 4--LOANS AND ALLOWANCE FOR LOAN LOSSES

  The following summarizes the activity in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996:

(Dollars in thousands)                                      1998           1997           1996
--------------------------------------------------------------------------------------------------

Balance, January 1                                           $18,032        $11,629        $ 8,199
   Provision for loan                                          6,418          8,377          3,829
    losses (1)
   Loan charge-offs                                           (1,496)        (2,074)        (1,096)
   Recoveries                                                    425            100            697
                                                     ---------------------------------------------
Balance, December 31                                         $23,379        $18,032        $11,629
                                                     ---------------------------------------------


(1)  Includes $183,000, $1.4 million and $800,000 of charges in 1998, 1997 and
     1996, respectively, to conform accounting practices for the Banks' reserve methodologies and is included in merger and related nonrecurring costs in the consolidated statements of operations

  The following table sets forth nonperforming loans as of December 31, 1998, 1997 and 1996. Nonperforming loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans outstanding at year end totaled $121,000, $532,000, and $760,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Interest income recognized on the nonperforming loans approximated $80,000, $206,000, and $508,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


(Dollars in thousands)                                      1998           1997           1996
--------------------------------------------------------------------------------------------------

Nonaccrual loans                                               $2,003         $3,344        $6,047
Accruing loans past due
   90 days or more                                                  -            158         1,471
Restructured loans                                                327          1,062         1,828
Total nonperforming loans                                      $2,330         $4,564        $9,346
                                                     ---------------------------------------------


  At December 31, 1998 and 1997, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $2.0 million and $3.2 million, respectively, with corresponding valuation allowances of $732,000 and $661,000, respectively. For the years ended December 31, 1998 and 1997, the average recorded

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996


investment in impaired loans was approximately $3.5 million and $5.4 million, respectively. The Company did not recognize interest income on impaired loans during the twelve months ended December 31, 1998, 1997 and 1996.

  The Company had $327,000 and $1,062,000 of restructured loans as of December 31, 1998 and 1997, respectively. Principal reduction concessions totaling $387,000 were permitted on restructured loans during the year ended December 31, 1997. There were no principal reduction concessions allowed on restructured loans during 1998. Interest income from restructured loans totaled $16,000, $82,000 and $317,000 for the years ended December 31, 1998, 1997 and 1996.
Foregone interest income, which totaled $11,000, $10,000 and $8,000 for the years ended December 31, 1998, 1997 and 1996 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

NOTE 5--OTHER REAL ESTATE OWNED

  At December 31, 1998 and 1997, other real estate owned (''OREO'') consisted of properties acquired through foreclosure with a carrying value of $966,000 and $1.4 million, respectively. These balances are included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses.

  The following summarizes OREO operations, which are included in operating expenses, for the years ended December 31, 1998, 1997 and 1996.

(Dollars in thousands)                                       1998             1997            1996
------------------------------------------------------------------------------------------------------

Real estate operations, net                                      $  77           $ 247           $ 190
Gain on sale of other real estate owned                             (1)           (124)            (15)
Provision for estimated losses                                       -              54               -
                                                     -------------------------------------------------
Net loss from other real
  estate operations                                              $  76           $ 177           $ 175
                                                     -------------------------------------------------

NOTE 6--PROPERTY, PREMISES AND EQUIPMENT

  Property, premises and equipment at December 31, 1998 and 1997 are composed of the following:


(Dollars in thousands)                                      1998            1997
------------------------------------------------------------------------------------

Land                                                         $   417         $   417
Building and premises                                          1,561           1,377
Leasehold improvements                                         4,929           4,996
Furniture and equipment                                       12,553          10,576
Automobiles                                                      179             178
                                                     -------------------------------
   Total                                                      19,639          17,544
Accumulated depreciation
   and amortization                                           (8,259)         (8,393)
                                                     -------------------------------
   Premises and equipment, net                               $11,380         $ 9,151
                                                         -------------------------------


  Depreciation and amortization amounted to $2.6 million, $2.4 million and $2.0 million for the years ended December 31, 1998, 1997 and 1996, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



NOTE 7--DEPOSITS

  Deposits as of December 31, 1998 and 1997 are as follows:



(Dollars in thousands)                              1998                1997
-----------------------------------------------------------------------------------

Demand, noninterest-bearing                          $  302,006          $  247,743
MMDA, NOW and Savings                                   922,581             675,632
Time certificates, $100,000 and over                    190,312             203,408
Other time certificates                                  64,048              51,791
                                           ----------------------------------------
   Total deposits                                    $1,478,947          $1,178,574
                                           ----------------------------------------

  The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1998.


                                                                   December 31, 1998
                                    ----------------------------------------------------------------------------
                                                                      Seven to   One to      More
                                        Three months     Four to six   twelve    three       than
(Dollars in thousands)                     or less         months      months    years    three years    Total
----------------------------------------------------------------------------------------------------------------

Time deposits, $100,000 and over               $133,649      $32,440   $18,734   $ 5,489          $ -   $190,312
Other time deposits                              29,845       16,400    13,103     4,668           32     64,048
                                    ----------------------------------------------------------------------------
   Total                                       $163,494      $48,840   $31,837   $10,157          $32   $254,360
                                    ----------------------------------------------------------------------------


  At December 31, 1998 and 1997, the Company held $89.6 million and $88.1 million, respectively from a single depositor. Due to the uncertainty of the time the deposit will remain outstanding, management has invested a significant portion in agency securities with maturities of less than 90 days.

NOTE 8--COMPANY OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

  GBB Capital I and GBB Capital II (the "Trusts") are Delaware business trusts wholly-owned by Greater Bay and were formed for the purpose of issuing Company Obligated Manditorily Redeemable Preferred Securities of Subsidiary Trusts Holding Soley Junior Subordinated Debentures ("TPS"). The TPS are individually described below. Interest on the TPS are payable quarterly and is deferrable, at the option of the Company, for up to five years. Following the issuance of each TPS, the Trusts used the proceeds from the TPS offerings to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the
"Debentures") of Greater Bay. The Debentures bear the same terms and interest rates as the related TPS. The Debentures are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trusts. Under applicable regulatory guidelines, a portion of the TPS will qualify as Tier I capital, and the remaining portion will qualify as Tier II capital.

  On March 30, 1997, GBB Capital I completed a public offering of 800,000 shares of 9.75% Cumulative Trust Preferred Securities ("TPS I") in an aggregate amount of $20.0 million. The TPS I accrue interest at an annual rate of 9.75% on the $20.0 million liquidation amount of $25 per share of TPS I. The TPS I are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of April 1, 2027 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after April 1, 2002, in whole at any time or in part from time to time.

  On August 12, 1998, GBB Capital II completed an offering of 30,000 shares of Floating Rate Trust Preferred Securities, Series A ("the Series A Securities") in an aggregate amount of $30.0 million. The Series A Securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. In November 1998, the Company, through GBB Capital II, completed an offer to exchange the Series A Securities for a like amount of its registered

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996


Floating Rate Trust Preferred Securities, Series B ("TPS II"). The exchange offer was conducted in accordance with the terms of the initial issuance of the Series A Securities. The TPS II accrue interest at a variable rate of interest, initially at 7.1875%, on the liquidation amount of $1,000 per share of TPS II. The interest rate resets quarterly and is equal to 3-month LIBOR plus 150 basis points. As part of this transaction, the Company concurrently entered into an interest rate swap to fix the cost of the offering at 7.55% for 10 years (see note 10). The TPS II are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of September 15, 2028 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after September 15, 2008, in whole at any time or in part from time to time.

  The total amount of TPS outstanding at December 31, 1998 and 1997 was $50.0 million and $20.0 million, respectively and the dividends paid on TPS was $2.8 million and $1.5 million in 1998 and 1997, respectively.

                            The GREATER BAY BANCORP

                 Years Ended December 31, 1998, 1997 and 1996



NOTE 9--BORROWINGS

  Other borrowings are detailed as follows:

(Dollars in thousands)                                             1998             1997
----------------------------------------------------------------------------------------

Other borrowings:
   Short term borrowings:
      Securities sold under agreements
         to repurchase                                             $     -       $19,480
      Other short term notes payable                                   135         2,675
      Advances under credit line                                         -         7,750
      FHLB advances                                                    500             -
            Total short term borrowings                                635        29,905
                                                      ----------------------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                              50,000             -
      FHLB advances                                                 22,000         1,000
      Promissory notes                                               2,450         2,450
            Total other long term borrowings                        74,450         3,450
                                                      ----------------------------------
Total other borrowings                                             $75,085       $33,355
                                                      ==================================

Subordinated notes, due September 15, 2005                         $ 3,000       $ 3,000
Total subordinated debt                                            $ 3,000       $ 3,000
                                                      ==================================


  During the years ended December 31, 1998 and 1997, the average balance of securities sold under short term agreements to repurchase was $11,648,000 and $5,278,000, respectively, and the average interest rates during those periods were 5.35% and 5.71%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase. The maximum outstanding at any month end was $30.2 million and $19.5 million for the years ended December 31, 1998 and 1997 respectively.

  During the years ended December 31, 1998 and 1997, the average balance of federal funds purchased was $293,000 and $1,523,000, respectively, and the average interest rates during those periods were 5.53% and 5.32%, respectively. There were no such balances outstanding at December 31, 1998 or 1997. The maximum amount outstanding at any month end was $0 and $9.2 million for the years ended December 31, 1998 and 1997 respectively.

  The short term FHLB advances have an average interest rate of 6.04%. The advances are collateralized by securities pledged to the FHLB.

  The Company has sold securities under long term agreements to repurchase which mature in the year 2003 and have an average interest rate of 5.21%. The counterparties to these agreements have put options which give them the right to demand early repayment. As of December 31, 1998, $40.0 million of these borrowings are subject to early repayment beginning in 1999 and $10.0 million are subject to early repayment beginning in 2000.

  The long term FHLB advances will mature in the year 2003 and have an average interest rate of 5.17%. The advances are collateralized by loans and securities pledged to the FHLB. Under the terms of the advances, the FHLB has a put on $20 million of the advances option which gives it the right to demand early repayment beginning in 1999.

  The promissory notes, which bear an interest rate of 13.76% and will mature April 15, 2000, were offered to PBFC's officers along with other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The notes are redeemable by the Company at any time.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


  The subordinated notes, which will mature on September 15, 2005, were offered to members of Cupertino National Bank's Board of Directors and bank officers along with other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The notes bear an interest rate of 11.5%. The notes are redeemable by the Company any time after September 30, 1998 at a premium ranging from 0% to 5%. The notes qualify as Tier 2 capital for the Company.


NOTE 10--DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

  The Company currently uses a single interest-rate swap to convert its floating-rate debt (the TPS II) to fixed rates. This swap was entered into concurrently with the issuance of the debt being hedged. This swap is accounted for as a cash flow hedge under SFAS No. 133. This swap possesses a term equal to the non-callable term of the debt, with a fixed pay rate and a receive rate indexed to rates paid on the debt and a notional amount equal to the amount of the debt being hedged. As the specific terms and notional amount of the swap exactly match those of the debt being hedged the Company meets the "no ineffectiveness" criteria of SFAS No. 133. As such the swap is assumed to be 100% effective and all changes in the market value of the hedge are recorded in other comprehensive income with no impact on the income statement for any ineffective portion. As of December 31, 1998, the unrealized loss on the cash flow hedge was $677,000, net of income taxes, which was included in the balance of accumulated other comprehensive income. The floating rate TPS II combined with the cash flow hedge created a synthetic fixed rate debt instrument. The unrealized loss on the cash flow hedge approximated the unrealized loss the Company would have incurred if it had issued a fixed rate debt instrument. Under current accounting practices, as required by SFAS No. 133, the Company was required to record the unrealized loss on the synthetic fixed rate debt instrument, but it would not have been required to record an unrealized loss if it had issued fixed rate debt.

  The notional amount of the swap is $30.0 million with a term of 10 years expiring on September 15, 2008. The Company intends to use the swap as a hedge of the related debt for 10 years. The periodic settlement date of the swap results in the reclassifying as earnings the gains or losses that are reported in accumulated comprehensive income. For the year ended December 31, 1998 the Company recognized a net settlement expense of $55,000 for the swap. The estimated net amount of the existing losses at December 31, 1998 that is expected to be reclassified as earnings within the next twelve months, assuming no change in interest rates, would be approximately $147,000, net of taxes. For the years ended December 31, 1997 and 1996, the Company did not have any derivative instruments.

  The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee.


NOTE 11--INCOME TAXES

  Income tax expense was comprised of the following for the years ended December 31, 1998, 1997 and 1996:


(Dollars in thousands)                                          1998             1997          1996
------------------------------------------------------------------------------------------------------
Current:
      Federal                                                   $ 9,056          $ 9,157       $ 5,050
      State                                                       3,242            2,802         1,403
                                                       -----------------------------------------------
      Total current                                              12,298           11,959         6,453

Deferred:
      Federal                                                    (2,534)          (3,320)         (925)
      State                                                        (702)            (907)         (593)
                                                       -----------------------------------------------
      Total deferred                                             (3,236)          (4,227)       (1,518)
                                                       -----------------------------------------------
Total expense                                                   $ 9,062          $ 7,732       $ 4,935
                                                       ===============================================

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                         Years Ended December 31,
                                                                     ---------------------------------
(Dollars in thousands)                                                      1998             1997
------------------------------------------------------------------------------------------------------
Loan loss reserves                                                            $ 7,839           $5,509
State income taxes                                                              2,336            1,944
Deferred compensation                                                           1,762            1,195
Net operating losses                                                              167              336
Unrealized gains                                                                   70             (247)
Purchase accounting adjustments                                                    22               72
Accumulated depreciation                                                           87              110
Other                                                                            (261)            (461)
                                                                     ---------------------------------
       Net deferred tax asset                                                 $12,022           $8,458
                                                                     =================================


  Management believes that the Company will fully realize its total deferred income tax assets as of December 31, 1998 based upon the Company's recoverable taxes from prior carryback years, its total deferred income tax liabilities and its current level of operating income.

  At December 31, 1998, the Company had a federal tax net operating loss carryforward of approximately $478,000 expiring in years 2010, 2011, and 2012.

  Under provisions of the United States income tax laws these loss carryovers are subject to limitation due to the acquisition of Pacific Rim Bancorporation in 1998. Management does not believe that these limitations will prevent the realization of the benefit of the loss carryovers during the carryover periods.

  A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31, 1998, 1997 and 1996:

                                                                                Years Ended December 31,
                                                                       -----------------------------------------
(Dollars in thousands)                                                      1998            1997           1996
----------------------------------------------------------------------------------------------------------------
Statutory federal tax rate                                                   34.9%           34.9%         34.8%
California franchise tax expense net of federal income tax benefit            5.9%            6.3%          7.1%
Tax exempt income                                                            (2.3)%          (1.8)%        (3.6)%
Nondeductible merger costs, net                                              (0.3)%           0.0%          2.1%
Contribution of appreciated                                                  (1.7)%           0.0%          0.0%
 securities
Other, net                                                                   (4.1)%          (2.8)%        (1.7)%
                                                                       -----------------------------------------
       Effective income tax rate                                             32.4%           36.6%         38.8%
                                                                       -----------------------------------------

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

NOTE 12--OPERATING EXPENSES

  Merger and other related nonrecurring costs for the years ended December 31, 1998, 1997 and 1996 were comprised of the following:


(Dollars in thousands)                           1998         1997         1996
-----------------------------------------------------------------------------------
Financial advisory and professional fees           $1,101       $1,083       $1,000
Charges to conform accounting practices               183        1,350        1,266
Other costs                                         1,377          900          525
                                            ---------------------------------------
   Total                                           $2,661       $3,333       $2,791
                                            =======================================


  Other costs include severance and other compensation expenses, charges for the write-off of assets retired as a result of the merger, and other expenses including printing costs and filing fees.

  In July 1995, the Company settled a lawsuit of $1.1 million, net of tax. The Company recovered those losses through insurance coverage for this settlement in 1997. However, due to the uncertainty associated with the recovery, the Company reflected the settlement expense as a charge to 1995 earnings, and the associated recovery in 1997 as a recovery to earnings.

  Other expenses for the years ended December 31, 1998, 1997 and 1996 were comprised of the following:



(Dollars in thousands)                           1998         1997         1996
-----------------------------------------------------------------------------------
Legal and other professional fees                 $ 2,320      $ 2,412      $ 2,130
Telephone, postage and supplies                     2,015        1,618        1,406
Marketing and promotion                             1,388        1,457        1,222
Directors fees                                        730          816          673
Client services                                       563          459          474
Data processing                                       430          478          514
Insurance                                             339          313          225
FDIC insurance and regulatory                           -            -            -
  assessments                                         365          319          169
Other real estate owned                                76          177          175
Other                                               3,583        2,726        2,957
                                            ---------------------------------------
                                                   11,809       10,775        9,945
Contribution to GBB Foundation                      1,341            -            -
                                            ---------------------------------------
              Total                               $12,650      $10,775      $ 9,945
                                            =======================================


NOTE 13--EMPLOYEE BENEFIT PLANS

 Stock Option Plan

  On November 19, 1997, the Company's shareholders approved an amendment of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Plan"), to increase by 912,652 the number of shares of Greater Bay stock issuable under the Bancorp Plan. This was done to accommodate the increased number of eligible employees as a result of the merger with PBC.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


  Effective November 27, 1996, the Company's shareholders approved the original Bancorp Plan and authorized an increase in the number of shares previously available for issuance under the Mid-Peninsula Bancorp Plan from 914,074 to 1,503,128 shares to accommodate the merger of Mid-Peninsula Bancorp and Cupertino National Bancorp. Under the terms of the merger, all stock option plans of Cupertino National Bancorp and Mid-Peninsula Bancorp were terminated at the time of the merger and all outstanding options from these plans were assumed by the Bancorp Plan. Outstanding options from the Mid-Peninsula Bancorp plan of 432,652 and outstanding options from the Cupertino National Bancorp plan of 502,146 (converted at a ratio of 0.81522) were assumed by the Bancorp Plan.

  Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive or nonqualified stock options as defined under current tax laws. The exercise price of each option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years and generally vest over a five year period.

  At December 31, 1998 the total authorized shares issuable under the Bancorp Plan was approximately 2,260,000 shares and the number of shares available for future grants was approximately 828,000 shares.

  All shares amounts have been restated to reflect the 2-for-1 stock split declared for shareholders of record as of April 30, 1998.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

 Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair market value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and net income per share effects based on the SFAS No. 123 fair value methodology. The Company implemented the requirements of SFAS No. 123 in 1996 and has elected to adopt the disclosure provisions of this statement.

  At December 31, 1998, the Company had one stock option plan, which is described above. The Company applies Accounting Principles Board ("APB")
Opinion No. 25 and related interpretations in accounting the Bancorp Plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below (the following reflects the impact of the 2-for-1 stock split):


                                                                               December 31,
                                                           -------------------------------------------------
(Dollars in thousands, except per share amounts)                  1998              1997             1996
------------------------------------------------------------------------------------------------------------
Net Income:
   As reported                                                   $18,943           $13,424          $7,763
   Pro forma                                                     $18,045           $12,999          $7,483

Basic net income per share
   As reported                                                   $  1.74           $  1.29          $ 0.78
   Pro forma                                                     $  1.66           $  1.25          $ 0.75

Diluted net income per
 share
   As reported                                                   $  1.63           $  1.19          $ 0.72
   Pro forma                                                     $  1.55           $  1.16          $ 0.70


  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1998, 1997 and 1996, respectively; dividend yield of 1.75%, 1.8% and 2.0%; expected volatility of 39.84%, 22.9% and 19.3%; risk free rates of 4.54%, 6.3% and 6.0%. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

  A summary of the Company's stock option plan as of December 31, 1998, 1997, and 1996 and changes during the years ended on those dates is presented below (as adjusted for the 2 for 1 stock split):


                                                        1998                    1997                     1996
                                               -------------------------------------------------------------------------------
                                                          Weighted                  Weighted                  Weighted
                                                Shares     Average        Shares     Average       Shares      Average
                                                (000's)  Exercise Price   (000's)  Exercise Price  (000's)   Exercise Price
------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                1,295        $10.93       1,321        $ 7.01       1,499         $ 5.12
Granted                                           564         31.15         409         22.50         496          10.09
Exercised                                        (281)         6.90        (414)         4.23        (397)          3.93
Forfeited                                         (65)        16.39         (21)         5.27         (32)          6.03
                                           -----------------------------------------------------------------------------------
Outstanding at end of year                      1,512         17.83       1,295         11.27       1,566           7.62
                                           -----------------------------------------------------------------------------------
Options exercisable at year-end                   726          9.28         780          7.37         629           6.30
                                           -----------------------------------------------------------------------------------
Weighted average fair value of options
   granted during the year                                   $11.58                    $ 6.25                     $ 2.88
                                           -----------------------------------------------------------------------------------

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

  The following table summarizes information about stock options outstanding at December 31, 1998 (as adjusted for the 2-for-1 stock split).


                                              Options Outstanding
                       -------------------------------------------------------------------  ----------------------------------
                         Number                   Weighted                                      Number
Exercise               Outstanding                Average           Weighted Average         Exercisable    Weighted Average
Price Range              (000's)               Exercise Price     Remaining Life (years)        (000's)      Exercise Price
------------------------------------------------------------------------------------------  ----------------------------------
$3.06 - $4.68              83                    $ 3.70                  1.7                      83             $ 3.70
$4.86 - $9.38             512                      6.78                  5.7                     426               6.57
$10.88 - $17.00           221                     11.34                  7.9                     121              11.49
$17.13 - $25.00           389                     22.41                  8.4                     103              21.20
$25.38 - $30.00            78                     27.85                  9.4                       -                  -
$31.50 - $38.50           474                     33.61                  9.9                       -                  -


401(k) Savings Plan

  The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employees contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's total compensation). The matching contribution vests ratably over the first four years of employment. The Company has merged the 401(k) plans of PBC and Golden Gate into the Company's plan.

  For the years ended December 31, 1998, 1997 and 1996, the Company contributed $812,000, $672,000 and $379,000, respectively to the 401(k) plans.

 Employee Stock Purchase Plan

  The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 267,868 shares. Under the plan the purchase price is 85% of the lower of the fair market value at the beginning or end of each three month offering period. During 1998, employees purchased 29,670 shares of common stock for an aggregate purchase price of $656,000 compared to the purchase of 30,320 shares of common stock for an aggregate purchase price of $347,000 in 1997 and 21,264 shares of common stock for an aggregate purchase price of $137,000 in 1996. There were 104,646 shares remaining in the plan available for purchase by employees at December 31, 1998.

  All shares amounts have been restated to reflect the 2-for-1 stock split declared to shareholders of record as of April 30, 1998.

 Supplemental Employee Compensation Benefits Agreements

  The Company has entered into supplemental employee compensation benefits agreements with certain executive and senior officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during a period of up to 15 to 20 years after the employee's death, disability or retirement, annual benefits as defined in each specific agreement. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. Expenses accrued for this plan for the years ended December 31, 1998, 1997 and 1996 totaled $841,000, $590,000 and $367,000, respectively. The related accumulated accrued liability of at December 31, 1998 is approximately $2.2 million. Depending on the agreement, the Company and the employees are beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1998 and 1997, the Company's cash surrender value of these policies was approximately $32.4 million and $9.4 million, respectively and is included in other assets. Income earned on those policies were $499,000, $444,000 and $378,000 for years ended December 31, 1998, 1997 and
1996, respectively.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

 Stock Appreciation Rights

  BA Bancshares has a stock appreciation rights (SAR) plan under which the Board of Directors may award up to 200,000 units to employees. The SAR can be redeemed for the amount by which the fair market value of a share of common stock on the date of exercise exceeds the SAR's grant price as established by the Board. The SAR becomes fully exercisable based on a vesting schedule established by the Board which generally does not exceed five years. Each SAR expires ten years from the date the SAR awarded. Compensation cost recognized for SAR's granted under the plan totaled approximately $111,000, $222,000 and $75,000 for 1998, 1997 and 1996, respectively. The SAR plan was cancelled prior to the close of the merger between BA Bancshares and the Company and all benefits accrued under this plan were disbursed in 1999.

 Deferred Compensation Plan

  Effective November 19, 1997, the Company adopted the Greater Bay Bancorp 1997 Elective Deferral Compensation Plan (the "Deferred Plan") that allows eligible officers and directors of the Company to defer a portion of their bonuses, director fees and other compensation. The deferred compensation will earn interest calculated annually based on a short-term interest reference rate. All participants are fully vested at all times in their contributions to the Deferred Plan. At December 31, 1998, $834,000 of deferred compensation under this plan is included in other liabilities in the accompanying consolidated balance sheets.

  Additionally, under deferred compensation agreements that were established at PBC prior to its merger with the Company, there was approximately $1.1 million of deferred compensation which is included in other liabilities.


 Change of Control

  In the event of a change in control, the supplemental employee compensation benefits agreements with certain executive and senior officers may require payments to be made by the Company that are currently not recognized in the accompanying consolidated financial statements.


NOTE 14--RELATED PARTY TRANSACTIONS

  Loans made to executive officers, directors and their affiliates, are made subject to approval by the Directors' Loan Committee and the Board of Directors. An analysis of total loans to related parties for the years ended December 31, 1998 and 1997 is shown below:


(Dollars in thousands)                       1998           1997
-------------------------------------------------------------------
Balance, January 1                           $ 17,704      $ 11,923
Additions                                      32,924        16,584
Repayments                                    (13,128)      (10,803)
                                       ----------------------------
Balance, December 31                         $ 37,500      $ 17,704
                                       ============================
Undisbursed commitments,
 at year end                                 $  5,862      $  8,572
                                       ============================

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

NOTE 15--COMMITMENTS AND CONTINGENT LIABILITIES

 Lease Commitments

  The Company leases certain facilities at which it conducts its operations. Future minimum lease commitments under all noncancelable operating leases as of December 31, 1998 are below:

(Dollars in thousands)
Years Ended December 31,
------------------------------------------------------------------
1999                                                   $ 3,792
2000                                                     3,855
2001                                                     3,887
2002                                                     3,410
2003                                                     1,871
Thereafter                                               8,864
                                                 -------------
Total                                                  $25,679
                                                 =============


  The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1998, 1997, and 1996 was $607,000, $882,000, and $309,000, respectively. Gross rental expense for the years ended December 31, 1998, 1997, and 1996 was $3.5 million, $3.2 million, and $2.4 million, respectively.

 Other Commitments and Contingent Liabilities

  In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. Commitments to fund loans were $521.4 million and $367.0 million and standby letters of credit were $17.1 million and $16.3 million, at December 31, 1998 and 1997, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 1998, no losses are anticipated as a result of these commitments.

  Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $135.9 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relates primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Banks evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

  Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily related to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments.

  In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.


NOTE 16--SHAREHOLDERS' RIGHTS PLAN

  In 1998 Greater Bay adopted a shareholder rights plan designed to maximize the long-term value of the Company and to protect the Company's shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


  In accordance with the plan, preferred share purchase rights were distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 28, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for common shares of the Company. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

  The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of the Company's common share; a tender offer for 10% or more of the Company's common shares; or ownership of 10% or more of the Company's common shares by a shareholder whose actions are likely to have a material adverse impact on the Company or shareholder interests. The rights will initially trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.


NOTE 17--REGULATORY MATTERS

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1998 and 1997 the Company and the Banks met all capital adequacy requirements to which they are subject.

  As of December 31, 1998, the most recent notification from the regulators categorized the Company and the Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that determination that management believes have changed the institution's category. The Company and the Bank's actual 1998 and 1997 capital amounts and ratios are as follows:

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


                                                                                                       To Be Well Capitalized
                                                                                 For Capital           Under Prompt Corrective
                                                      Actual                  Adequacy Purposes           Action Provisions
As of December 31, 1998                           -------------------      -----------------------     -----------------------
(Dollars in thousands)                            Amount      Ratio           Amount       Ratio         Amount      Ratio
---------------------------------------------------------------------      -----------------------     -----------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                           $175,468      12.90%         $ 108,779      8.00%                    N/A
   Bay Area Bank                                   15,800      13.77           9,179.36      8.00       $11,474       10.00%
   Cupertino National Bank                         59,224      10.12             46,822      8.00        58,527       10.00
   Golden Gate Bank                                10,194      11.01              7,406      8.00         9,257       10.00
   Mid-Peninsula Bank                              47,111      11.51             32,747      8.00        40,934       10.00
   Peninsula Bank of Commerce                      18,256      12.37             11,809      8.00        14,761       10.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                           $142,440      10.48%         $  54,390      4.00%                     N/A
   Bay Area Bank                                   14,365      12.52              4,590      4.00       $ 6,885        6.00%
   Cupertino National Bank                         48,845       8.35             23,411      4.00        35,116        6.00
   Golden Gate Bank                                 9,036       9.76              3,703      4.00         5,554        6.00
   Mid-Peninsula Bank                              41,990      10.26             16,373      4.00        24,560        6.00
   Peninsula Bank of Commerce                      16,408      11.12              5,904      4.00         8,857        6.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                           $142,440       8.29%         $  68,701      4.00%                     N/A
   Bay Area Bank                                   14,365      10.34           4,589.68      4.00       $ 6,948        5.00%
   Cupertino National Bank                         48,845       7.47             26,138      4.00        32,673        5.00
   Golden Gate Bank                                 9,036       9.30              5,243      4.00         6,554        5.00
   Mid-Peninsula Bank                              41,990       8.54             15,927      3.00        26,544        5.00
   Peninsula Bank of Commerce                      16,408       6.65              9,759      4.00        12,198        5.00


                                                                                                       To Be Well Capitalized
                                                                                 For Capital           Under Prompt Corrective
                                                      Actual                  Adequacy Purposes           Action Provisions
As of December 31, 1997                           -------------------      -----------------------     -----------------------
(Dollars in thousands)                            Amount      Ratio           Amount       Ratio         Amount      Ratio
---------------------------------------------------------------------      -----------------------     -----------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                           $122,445      12.35%         $  79,293      8.00%                     N/A
   Bay Area Bank                                   11,850      12.79%             7,411      8.00       $ 9,264        10.00%
   Cupertino National Bank                         40,201      10.03             32,118      8.00        40,147        10.00
   Golden Gate Bank                                 9,408      12.80              5,878      8.00         7,347        10.00
   Mid-Peninsula Bank                              34,727      11.88             23,416      8.00        29,269        10.00
   Peninsula Bank of Commerce                      15,252      14.33              8,525      8.00        10,657        10.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                           $107,008      10.80%         $  39,646      4.00%                     N/A
   Bay Area Bank                                   10,692      11.54              3,705      4.00       $ 5,558        6.00%
   Cupertino National Bank                         32,126       8.02             16,059      4.00        24,088        6.00
   Golden Gate Bank                                 8,523      11.60              2,939      4.00         4,408        6.00
   Mid-Peninsula Bank                              31,064      10.63             11,708      4.00        17,562        6.00
   Peninsula Bank of Commerce                      13,917      13.08              4,263      4.00         6,394        6.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                           $107,008       8.50%         $  50,378      4.00%                     N/A
   Bay Area Bank                                   10,692       9.49              4,505      4.00       $ 5,631        5.00%
   Cupertino National Bank                         32,126       7.08             18,189      4.00        22,737        5.00
   Golden Gate Bank                                 8,523       9.30              3,666      4.00         4,582        5.00
   Mid-Peninsula Bank                              31,064       8.54             10,935      3.00        18,225        5.00
   Peninsula Bank of Commerce                      13,917       6.65              8,401      4.00        10,501        5.00

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


NOTE 18--RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

  Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period.

  The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to Greater Bay unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Bank's shareholders' equity, or a maximum of $9.3 million at December 31, 1998. No such advances were made during 1998 or exist as of December 31, 1998.


NOTE 19--PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

  The financial statements of Greater Bay Bancorp (parent company only) are presented below:

                      Parent Company Only--Balance Sheets

                                                                   December 31,
(Dollars in thousands)                                         1998           1997
--------------------------------------------------------------------------------------
Assets:
Cash and cash equivalents                                      $  6,071       $  5,430
Investment in subsidiaries                                      131,686         97,282
Other investments                                                17,936          5,717
Subordinated debentures
  issued by subsidiary                                            3,000          3,000
Other assets                                                      9,457          3,993
                                                        ------------------------------
Total assets                                                   $168,150       $115,422
                                                        ==============================
Liabilities and
   shareholders' equity:
      Subordinated debt                                          54,547              -
      Other liabilities                                           6,562          3,276
                                                        ------------------------------
Total liabilities                                                61,109          3,276
Shareholders' equity:
   Common stock                                                  71,648         64,257
   Accumulated other comprehensive income                           (96)             -
   Retained earnings                                             35,489              -
                                                        ------------------------------
Total shareholders' equity                                      107,041         64,257
                                                        ------------------------------
Total liabilities and
   shareholders' equity                                        $168,150       $ 67,533
                                                        ==============================

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

                     Parent Company Only--Income Statements


                                                                   Years Ended December 31,
(Dollars in thousands)                                         1998           1997          1996
--------------------------------------------------------------------------------------------------
Income:
   Interest income                                            $  1,021      $    400       $   533
   Other income                                                     47           477           367
                                                       -------------------------------------------
Total                                                            1,068           877           900
                                                       -------------------------------------------
Provision for loan losses                                            -             -           113
Expenses:
   Interest expense                                              3,195         1,458             -
   Salaries                                                      8,908         5,978           135
   Occupancy and equipment                                       1,966         1,154           461
   Other expenses                                                5,324         2,599         1,709
   Less: rentals and fees received from Banks                  (15,866)      (10,201)         (460)
                                                       -------------------------------------------
Total                                                            3,527           988         1,845
                                                       -------------------------------------------
Loss before taxes and equity                                                       -             -
   in undistributed net income of subsidiaries                  (2,459)         (111)       (1,058)
Income tax expense                                              (1,616)         (249)           21
                                                       -------------------------------------------
Income (loss) before equity in undistributed                                                     -
   net income of subsidiaries                                     (843)          138        (1,079)
                                                       -------------------------------------------
Equity in undistributed net income of                                -                           -
   subsidiaries                                                 19,786        13,286         8,842
                                                       -------------------------------------------
Net income                                                    $ 18,943      $ 13,424       $ 7,763
                                                       ===========================================

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

                 Parent Company Only--Statements of Cash Flows


                                                                   Years Ended December 31,
                                                     -----------------------------------------------------
(Dollars in thousands)                                     1998               1997                1996
----------------------------------------------------------------------------------------------------------
Cash flows-operating activities
   Net income                                              $ 18,943           $ 13,424             $ 7,763
   Reconciliation of net income
     to net cash from operations:
       Equity in undistributed net
          income of subsidiaries                            (19,786)           (13,286)             (8,842)
       Net change in other assets                            (4,443)            (1,926)                271
       Net change in other liabilities                        2,135              2,547                 155
                                                     -----------------------------------------------------
Operating cash flow, net                                     (3,151)               759                (653)
                                                     -----------------------------------------------------

Cash flows-investing activities
   Purchases of available for sale
     securities                                             (84,130)            (8,293)                  -
   Proceeds from sale and maturities
     of available for sale securities                        71,939              3,156                   -
   Proceeds from sale of OREO                                   407                  -                   -
   Principal repayment of
     loans receivable                                             -                  -                 113
   Dividends from subsidiaries                                3,249              3,617                 769
   Capital contribution to
     the subsidiaries                                       (17,500)           (13,818)             (1,003)
                                                     -----------------------------------------------------
Investing cash flows, net                                   (26,035)           (15,338)               (121)
                                                     -----------------------------------------------------

Cash flows-financing activities
   Net increase in notes receivable                             (63)              (470)                  -
   Proceeds from issuance of
     subordinated debt                                       30,000             20,618                   -
   Proceeds from exercise
     of stock options and employees
     stock purchases                                          5,435              3,426               2,034
   Payment of cash dividends                                 (5,545)            (4,320)             (2,588)
                                                     -----------------------------------------------------
Financing cash flows, net                                    29,827             19,254                (554)
                                                     -----------------------------------------------------

Net increase in cash and
     cash equivalents                                           641              4,675              (1,215)
Cash and cash equivalents
     at the beginning of the year                             5,430                755               1,970
                                                     -----------------------------------------------------
Cash and cash equivalents
     at end of the year                                    $  6,071           $  5,430             $   755
                                                     =====================================================

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996

NOTE 20--FAIR VALUE OF FINANCIAL INSTRUMENTS

  Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 1998 and 1997 are as follows:


                                                                        1998                           1997
                                                          ------------------------------------------------------------
                                                              Carrying                        Carrying
(Dollars in thousands)                                         Amount        Fair Value        Amount      Fair Value
----------------------------------------------------------------------------------------------------------------------

Financial assets:
   Cash and due from banks                                    $   69,583     $   69,583        $ 64,631       $ 64,631
   Short term investments                                        140,376        140,376         186,049        185,880
   Investment securities                                         357,511        359,184         228,715        231,701
   Loans, net                                                  1,092,603      1,097,956         819,607        801,539
   Accrued interest receivable                                         -              -               -              -
Financial liabilities:
   Deposits:
      Demand, noninterest-bearing                                302,006        302,006         247,743        247,743
      MMDA, NOW and Savings                                      922,581        922,581         675,632        675,633
      Time certificates, $100,000 and over                       190,312        182,595         203,408        203,156
      Other time certificates                                     64,048         78,292          51,791         51,773
   Other borrowings                                               75,085         76,656          33,355         20,481
   Subordinated debt                                               3,000          2,999           3,000          3,337
   Company obligated mandatory redeemable
   preferred securities of subsidiary trust holding
   solely junior subordinated debentures                          50,000         49,829          20,000         21,210


  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.


 Cash and Cash Equivalents

  The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.


 Investment Securities

  The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, as such, fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.


 Loans

  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


  The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

  Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.


 Deposit Liabilities and Borrowings

  The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities.


 Derivative Instruments

  The fair value of the single interest rate swap the Company uses as a cash flow hedge on the TPS II is estimated by discounting future cash flows using current interest rates. The fair value of the hedge is presented in the above table with the fair value of the related TPS II.


 Commitments to Extend Credit and Standby Letters of Credit

  The majority of the Company's commitments to extend credit carry current market interest rate if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.


 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have been considered in many of the estimates.


NOTE 21--SUBSEQUENT EVENT

  On May 21, 1999 the Company completed a merger with Bay Area Bancshares ("BA Bancshares"), the holding company of Bay Area Bank ("BAB"). Per the terms of the agreement BA Bancshares shareholders received approximately 1,399,000 shares of Greater Bay Bancorp stock, in a tax-free exchange to be accounted for as a pooling-of-interest. Following the

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


transaction, the shareholders of BA Bancshares own approximately 12.7% of the combined company. BAB's office is located in Redwood City, California.


NOTE 22--ACTIVITY OF BUSINESS SEGMENTS

  In 1998 the Company adopted SFAS No. 131. The prior year's segment information has been restated to present the Company's two reportable segments, community banking and trust operations.

  The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

  The Company is organized primarily along community banking and trust divisions. Eleven of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The GBB Trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

  The following table shows each segments key operating results and financial position for the years ended or as of December 31, 1998, 1997 and 1996:


                                                   1998                        1997                       1996
                                       --------------------------  --------------------------  --------------------------
                                         Community     Trust         Community     Trust         Community     Trust
(Dollars in thousands)                    banking    operations       banking    operations       banking    operations
-------------------------------------------------------------------------------------------------------------------------
Net interest income                      $   74,732    $    859     $   61,926     $    141     $   44,899     $    501
Other income                                  7,185       2,488          6,939        2,092          5,962        1,340
Operating expenses                           43,675       2,429         37,745        1,966         31,776        1,898
Net income before income taxes (1)           29,546         918         21,000          267         13,813          (57)

Total assets                              1,691,640           -      1,313,920            -      1,011,484            -
Deposits                                  1,411,408      67,539      1,112,253       66,321        872,384       41,717
Assets under management                           -     649,336              -      577,746              -      418,053

(1) Includes intercompany earnings alloaction charge which is eliminated in consolidation


  A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the years ended December 31, 1998, 1997 and 1996 is presented below.

                            THE GREATER BAY BANCORP

                    Years December 31, 1998, 1997 and 1996


(Dollars in thousands)                                                  1998                  1997                     1996
-------------------------------------------------               -----------------       -----------------       -----------------
Net interest income and other income
   Total segment net interest income and other income                 $   85,264             $    71,098             $    52,702
   Parent company net interest income and other income                     1,782                   2,162                   4,647
                                                                -----------------       -----------------       -----------------
        Consolidated net interest income and other income                 87,046                  73,260                  57,349
                                                                =================       =================       =================

Net income before taxes
   Total segment net income before taxes                              $   30,464             $    21,267             $    13,756
   Parent company net income before taxes                                 (2,459)                   (111)                 (1,058)
                                                                -----------------       -----------------       -----------------
        Consolidated net income before taxes                          $   28,005                  21,156                  12,698
                                                                =================       =================       =================

Total assets
   Total segment assets                                              $ 1,691,640             $ 1,313,920             $ 1,011,483
   Parent company assets                                                  46,549                  25,830                  11,628
                                                                -----------------       -----------------       -----------------
        Consolidated total assets                                    $ 1,738,189             $ 1,339,750             $ 1,023,111
                                                                =================       =================       =================


NOTE 23--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                       December 31,        September 30,         June 30,             March 31,
                                                   -------------------  ------------------  ------------------  -------------------

(Dollars in thousands, except per share data) (1)    1998      1997       1998    1997        1998      1997      1998      1997
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                     $33,152  $27,540     $32,998  $25,540    $30,473  $23,857    $28,175  $21,324
Net interest income                                  19,637   17,051      18,961   15,851     17,940   14,536     16,880   13,571
Provision for loan losses                             1,941    1,169       1,881    1,344      1,377    2,420      1,036    2,093
Other income                                          3,101    2,212       2,313    2,214      2,185    3,207      2,121    1,425
Other expenses                                       12,763   11,215      11,522    9,996     10,826    9,798     11,325    7,783
Income before taxes                                   8,074    6,939       7,961    6,785      7,952    5,604      6,680    5,160
Net income                                            5,628    2,301       5,015    4,292      3,846    3,576      4,454    3,255
Net income per share:
   Basic                                            $  0.51  $  0.20     $  0.46  $  0.41    $  0.35  $  0.34    $  0.43  $  0.31
   Diluted                                          $  0.48  $  0.18     $  0.43  $  0.43    $  0.33  $  0.37    $  0.39  $  0.34


*Quarterly amounts have been restated on a historical basis to reflect the mergers with Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation and Bay Area Bancshares on a pooling of interests basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS

San Francisco, California
June 30, 1999

The Board of Directors and Shareholders
Greater Bay Bancorp

  In our opinion, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Greater Bay Bancorp and Subsidiaries (the Company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These supplemental financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these supplemental financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the supplemental financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 1 to the supplemental consolidated financial statements, the Company changed its method of accounting for derivative instruments in 1998.


                                  /s/ PricewaterhouseCoopers LLP